Exhibit 99.1

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements.

SPECTRA ENERGY CAPITAL, LLC

Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2006	2005
Operating Revenues
Non-regulated electric, natural gas, natural gas liquids and other	$602	$2,895
Regulated natural gas and natural gas liquids	1,319	1,168
Total operating revenues	1,921	4,063
Operating Expenses
Natural gas and petroleum products purchased	733	2,750
Operation, maintenance and other	420	453
Fuel used in electric generation and purchased power	99	72
Depreciation and amortization	145	208
Property and other taxes	70	76
Impairment and other charges	—	121
Total operating expenses	1,467	3,680
Gains on Sales of Investments in Commercial and Multi-Family Real Estate	26	42
Gains on Sales of Other Assets and Other, net	33	7
Operating Income	513	432
Other Income and Expenses
Equity in earnings of unconsolidated affiliates	175	41
Gains on sales of equity investments	—	1,239
Other income and expenses, net	20	64
Total other income and expenses	195	1,344

Interest Expense	175	220
Minority Interest Expense	15	420
Earnings From Continuing Operations Before Income Taxes	518	1,136
Income Tax Expense from Continuing Operations	222	424
Income From Continuing Operations	296	712
Loss From Discontinued Operations, net of tax	(74)	(60)
Net Income	$222	$652

See Notes to Unaudited Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$760	$491
Short-term investments	32	521
Receivables (net of allowance for doubtful accounts of $154 at March 31, 2006 and $121 at December 31, 2005)	1,497	1,935
Inventory	312	444
Assets held for sale	326	1,528
Unrealized gains on mark-to-market and hedging transactions	49	90
Other	1,054	1,599
Total current assets	4,030	6,608
Investments and Other Assets
Investments in unconsolidated affiliates	2,034	1,931
Goodwill	3,782	3,775
Notes receivable	145	138
Unrealized gains on mark-to-market and hedging transactions	58	87
Assets held for sale	2,614	3,597
Investments in residential, commercial and multi-family real estate (net of accumulated depreciation of $17 at March 31, 2006 and $17 at December 31, 2005)	1,326	1,281
Other	687	737
Total investments and other assets	10,646	11,546
Property, Plant and Equipment
Cost	19,710	19,341
Less accumulated depreciation and amortization	3,839	3,655
Net property, plant and equipment	15,871	15,686
Regulatory Assets and Deferred Debits	1,241	1,216
Total Assets	$31,788	$35,056

See Notes to Unaudited Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31, 2006	December 31, 2005
LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Accounts payable	$840	$1,837
Notes payable and commercial paper	—	83
Taxes accrued	371	258
Interest accrued	170	155
Liabilities associated with assets held for sale	378	1,488
Current maturities of long-term debt	1,412	1,394
Unrealized losses on mark-to-market and hedging transactions	197	207
Other	1,637	1,892
Total current liabilities	5,005	7,314
Long-term Debt	8,841	8,790
Deferred Credits and Other Liabilities
Deferred income taxes	3,025	3,167
Unrealized losses on mark-to-market and hedging transactions	14	19
Liabilities associated with assets held for sale	988	2,085
Other	1,376	1,428
Total deferred credits and other liabilities	5,403	6,699
Commitments and Contingencies
Minority Interests	727	749
Member’s Equity
Member’s Equity	11,067	10,848
Accumulated other comprehensive income	745	656
Total member’s equity	11,812	11,504
Total Liabilities and Member’s Equity	$31,788	$35,056

See Notes to Unaudited Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$222	$652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	166	253
Gains on sales of investments in commercial and multi-family real estate	(26)	(42)
Gains on sales of equity investments and other assets	(11)	(1,271)
Impairment charges	—	121
Deferred income taxes	(143)	(100)
Minority Interest	15	413
Equity in earnings of unconsolidated affiliates	(175)	(41)
Contribution to company-sponsored pension plans	(11)	(13)
(Increase) decrease in
Net realized and unrealized mark-to-market and hedging transactions	74	17
Receivables	474	59
Inventory	239	212
Other current assets	739	(195)
Increase (decrease) in
Accounts payable	(992)	9
Taxes accrued	(65)	526
Other current liabilities	(277)	(127)
Capital expenditures for residential real estate	(115)	(91)
Cost of residential real estate sold	42	38
Other, assets	248	(80)
Other, liabilities	(29)	22
Net cash provided by operating activities	375	362
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(221)	(200)
Investment expenditures	(68)	(4)
Acquisitions, net of cash acquired	(90)	—
Purchases of available-for-sale securities	(4,413)	(9,368)
Proceeds from sales and maturities of available-for-sale securities	4,866	9,411
Net proceeds from the sales of equity investments and other assets, and sales of and collections on notes receivable	28	1,322
Proceeds from the sales of commercial and multi-family real estate	56	51
Settlement of net investment hedges and other investing derivatives	(36)	(162)
Other	(6)	(3)
Net cash provided by investing activities	116	1,047
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	6	4
Payments for the redemption of long-term debt	(39)	(168)
Notes payable and commercial paper	(84)	(66)
Distributions to minority interests	(157)	(195)
Contributions from minority interests	137	192
Advances to parent	(89)	—
Distributions to parent	—	(750)
Other	4	(3)
Net cash used in financing activities	(222)	(986)
Changes in cash and cash equivalents included in assets held for sale	—	(1)
Net increase in cash and cash equivalents	269	422
Cash and cash equivalents at beginning of period	491	516
Cash and cash equivalents at end of period	$760	$938

Supplemental Disclosures
Significant non-cash transactions:
Advances from parent converted to equity	$—	$267
AFUDC—equity component	$3	$1

See Notes to Unaudited Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

Consolidated Statements of Member’s Equity and Comprehensive Income

(Unaudited)

(In millions)

		Accumulated Other Comprehensive Income
	Member’s Equity	Foreign Currency Adjustments	Net Gains (Losses) on Cash Flow Hedges	Minimum Pension Liability Adjustment	Other	Total
Balance December 31, 2004	$11,224	$534	$536	$(21)	$—	$12,273

Net income	652	—	—	—	—	652
Other Comprehensive Income
Foreign currency translation adjustments		(15)	—	—	—	(15)
Net unrealized gains on cash flow hedges (a)		—	144	—	—	144
Reclassification into earnings from cash flow hedges (b)		—	59	—	—	59

Total comprehensive income						840
Distribution to parent	(750)	—	—	—	—	(750)
Advances from parent converted to equity	267	—	—	—	—	267
Other, net	(3)	—	—	—	—	(3)
Balance March 31, 2005	$11,390	$519	$739	$(21)	$—	$12,627

Balance December 31, 2005	$10,848	$779	$(79)	$(61)	$17	$11,504

Net income	222	—	—	—	—	222
Other Comprehensive Income
Foreign currency translation adjustments		59	—	—	—	59
Reclassification into earnings from cash flow hedges (b)		—	14	—	—	14
Other (c)		—	—	—	16	16

Total comprehensive income						311
Other, net	(3)	—	—	—	—	(3)
Balance March 31, 2006	$11,067	$838	$(65)	$(61)	$33	$11,812

(a)	Net unrealized gains on cash flow hedges, net of $73 tax expense in 2005.
(b)	Reclassification into earnings from cash flow hedges, net of $9 tax expense in 2006 and $30 tax expense in 2005. Reclassification into earnings from cash flow hedges for the three months ended March 31, 2006, is due primarily to the recognition of Duke Energy North America’s (DENA’s) unrealized net gains related to hedges on forecasted transactions which will no longer occur as a result of the plan to sell or otherwise dispose of substantially all of DENA’s assets and contracts outside of the Midwestern United States and certain contractual positions related to the Midwestern assets (see Notes 10 and 12).
(c)	Net of $8 tax expense in 2006.

See Notes to Unaudited Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

Nature of Operations and Basis of Consolidation. During 2006 and 2005, Spectra Energy Capital, LLC (collectively with its subsidiaries, Spectra Energy Capital, formerly Duke Capital LLC) was a leading energy company located in the Americas with a real estate subsidiary, and was a wholly owned subsidiary of Duke Energy Corporation (Duke Energy). Spectra Energy Capital is a limited liability company which is a pass-through entity for U.S. income tax purposes. Spectra Energy Capital also owns corporations who file as part of the Duke Energy consolidated federal income tax return and file their own respective foreign and state corporate income tax returns. The income tax expense related to these corporations is included in the income tax expense of Spectra Energy Capital.

These Consolidated Financial Statements include, after eliminating intercompany transactions and balances, the accounts of Spectra Energy Capital and all majority-owned subsidiaries where Spectra Energy Capital has control, and those variable interest entities where Spectra Energy Capital is the primary beneficiary.

These Consolidated Financial Statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to fairly present Spectra Energy Capital’s financial position and results of operations. Amounts reported in the interim Consolidated Statements of Operations are not necessarily indicative of amounts expected for the respective annual periods due to the effects of seasonal temperature variations on energy consumption, the timing of maintenance on electric generating units, changes in mark-to-market valuations, changing commodity prices and other factors. These Consolidated Financial Statements and other information included in this quarterly report should be read in conjunction with the Consolidated Financial Statements and Notes in Spectra Energy Capital’s Form 10-K, as amended, for the year ended December 31, 2005.

Effective July 1, 2005, Spectra Energy Capital deconsolidated DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) (DEFS) due to a reduction in ownership and its inability to exercise control over DEFS. DEFS has been accounted for as an equity method investment since July 1, 2005.

Recasting of Previously Issued Financial Statements. Duke Energy Holding Corporation (Duke Energy HC) was incorporated in Delaware on May 3, 2005 as Deer Holding Corporation, a wholly-owned subsidiary of Duke Energy Corporation (Old Duke Energy). On April 3, 2006, in accordance with the previously announced merger agreement, Old Duke Energy and Cinergy Corp. (Cinergy) merged into two wholly-owned subsidiaries of Duke Energy HC, resulting in Duke Energy HC becoming the parent of Old Duke Energy and Cinergy. In connection with the closing of the merger transactions, Duke Energy HC changed its name to Duke Energy Corporation (New Duke Energy or Duke Energy) and, on April 3, 2006, Old Duke Energy converted its form of organization from a North Carolina corporation to a North Carolina limited liability company and was renamed Duke Power Company LLC and then subsequently was renamed Duke Energy Carolinas LLC (Duke Energy Carolinas) in October 2006. On April 3, 2006, Duke Energy Carolinas transferred to its parent, New Duke Energy, all of its membership interests in its wholly-owned subsidiary Spectra Energy Capital. The term Duke Energy, as used in this report, refers to Old Duke Energy and New Duke Energy, as the context requires.

On April 1, 2006, in connection with the above transactions, Old Duke Energy transferred the operations of Duke Energy Merchants, LLC and Duke Energy Merchant Finance, LLC (collectively DEM) to Spectra Energy Capital. As a result of these transfers, prior periods have been retrospectively adjusted to include the results of operations, financial position and cash flows related to DEM as these transactions represent a transfer of assets between entities under common control.

Also on April 1, 2006, Spectra Energy Capital transferred the operations of its wholly-owned captive insurance subsidiary, Bison Insurance Company Limited (Bison), to New Duke Energy. Due to continuing involvement between Bison and Spectra Energy Capital entities, the results of operations of Bison do not qualify for discontinued operations treatment. Accordingly, Bison’s operations continue to be included in Spectra Energy Capital’s results of operations, financial position and cash flows for all periods presented.

Additionally in April 2006, Spectra Energy Capital indirectly transferred to Duke Energy Ohio, Inc. (Duke Energy Ohio), a subsidiary of Cinergy, its ownership interest in DENA’s Midwestern assets, representing a mix of combined cycle and peaking plants, with a combined capacity of approximately 3,600 megawatts (MWs). The results of operations of DENA’s Midwestern assets have been reflected as discontinued operations in the accompanying Consolidated Statements of Operations (see Note 10).

In conjunction with Duke Energy’s merger with Cinergy, Spectra Energy Capital adopted new business segments (see Note 11). Also, Spectra Energy Capital has reclassified management fees charged to an unconsolidated affiliate of Spectra Energy Capital (see Note 16).

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Except as required to reflect the legal entity changes, the segment changes and reclassification discussed above, and to update subsequent events as discussed in Note 19, the financial statements have not been otherwise modified or updated from those presented in Spectra Energy Capital’s Form 10-Q for the quarterly period ended March 31, 2006. These changes impacted Note 1, Note 2, Note 3, Note 7, Note 8, Note 10, Note 11, Note 12, Note 15, Note 16, Note 18 and Note 19. The effect of these changes from amounts previously reported in Spectra Energy Capital’s financial statements is summarized below.

Three Months Ended March 31, 2006	As Previously Reported	Transfer of DEM	DENA’s Midwestern Assets(a)	Elim- inations	As Adjusted
	(in millions)
Earnings from Continuing Operations Before Income Taxes	$486	$6	$15	$11	$518
Income Tax Expense from Continuing Operations	222	—	—	—	222
Income from Continuing Operations	264	6	15	11	296
Loss from Discontinued Operations, net of tax	(48)	—	(15)	(11)	(74)
Net Income	$216	$6	$—	$—	$222

Three Months Ended March 31, 2005	As Previously Reported	Transfer of DEM	DENA’s Midwestern Assets(a)	Elim- inations	As Adjusted
	(in millions)
Earnings from Continuing Operations Before Income Taxes	$1,131	$1	$20	$(16)	$1,136
Income Tax Expense from Continuing Operations	431	—	(7)	—	424
Income from Continuing Operations	700	1	27	(16)	712
Loss from Discontinued Operations, net of tax	(49)	—	(27)	16	(60)
Net Income	$651	$1	$—	$—	$652

(a)	Amounts include intercompany transactions.

Use of Estimates. To conform with generally accepted accounting principles (GAAP) in the United States, management makes estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and Notes. Although these estimates are based on management’s best available knowledge at the time, actual results could differ.

Reclassifications. Certain other prior period amounts have been reclassified to conform to the presentation for the current period.

2. Stock-Based Compensation

Spectra Energy Capital and its subsidiaries are allocated stock-based compensation expense from Old Duke Energy as certain of its employees participate in Old Duke Energy’s stock-based compensation programs. Effective January 1, 2006, Old Duke Energy adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment”. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee and certain nonemployee services. Accordingly, for employee awards, equity classified stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Old Duke Energy previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and FASB Interpretation (FIN) No. 44, “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion 25)” and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). Since the exercise price for all options granted under those plans was equal to the market value of the underlying common stock on the grant date, no compensation cost was recognized in the accompanying Consolidated Statements of Operations.

Compensation expense for awards with graded vesting provisions is recognized in accordance with FIN 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” Old Duke Energy elected to adopt the modified prospective application method as provided by SFAS No.123(R), and accordingly, financial statement amounts from the prior periods presented in this Form 10-Q have not been restated. There were no modifications to outstanding stock options prior to the adoption of SFAS 123(R).

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Spectra Energy Capital recorded stock-based compensation expense for the three months ended March 31, 2006 and 2005 as follows, the components of which are further described below:

	Three Months Ended March 31
	2006	2005
	(in millions)
Stock Options	$2	$—
Stock Appreciation Rights	—	1
Phantom Stock	4	3
Performance Awards	4	6

Total	$10	$10

The tax benefit associated with the recorded expense for the three months ended March 31, 2006 and 2005 was approximately $4 million. There were no material differences in income from continuing operations, income from income taxes, net income or cash flows from the adoption of SFAS No. 123(R).

The following table shows what net income would have been for Spectra Energy Capital if Old Duke Energy had applied the fair value recognition provisions of SFAS No. 123 to all stock-based compensation awards during prior periods.

Pro Forma Stock-Based Compensation

Three months ended March 31, 2005
(in millions)
Net Income, as reported	$652

Add: stock-based compensation expense included in reported net income, net of related tax effects	6
Deduct: total stock-based compensation expense determined under fair value-based method for all awards, net of related tax effects	(6)

Pro forma net income, net of related tax effects	$652

Old Duke Energy’s 1998 Long-term Incentive Plan, as amended (the 1998 Plan), reserved 60 million shares of common stock for awards to employees and outside directors. Under the 1998 Plan, the exercise price of each option granted cannot be less than the market price of Old Duke Energy’s common stock on the date of grant and the maximum option term is 10 years. The vesting periods range from immediate to five years. Old Duke Energy issues new shares upon exercising or vesting of share-based awards.

Upon the acquisition of Westcoast Energy, Inc. (Westcoast), Old Duke Energy converted all stock options outstanding under the 1989 Westcoast Long-term Incentive Share Option Plan to Old Duke Energy stock options. Certain of these options also provide for share appreciation rights under which the holder of a stock option may, in lieu of exercising the option, exercise the share appreciation right. The exercise price of these options equals the market price on the date of grant and the maximum option term is 10 years. The vesting periods range from immediate to four years.

Stock Option Activity

	Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2005	19,493	$29
Exercised	(493)	21
Forfeited or expired	(125)	33

Outstanding at March 31, 2006	18,875	29	5.0	$78

Exercisable at March 31, 2006	16,675	$31	4.6	49

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

On December 31, 2005, Spectra Energy Capital employees had 16 million exercisable Old Duke Energy options with a $32 weighted-average exercise price. The total intrinsic value of options exercised during the three months ended March 31, 2006 and 2005 was approximately $4 million and $7 million, respectively. Cash received by Old Duke Energy from options exercised during the three months ended March 31, 2006 was approximately $10 million, with a related tax benefit to Old Duke Energy of approximately $1 million.

There were no option grants during the three months ended March 31, 2006 or during the year ended December 31, 2005. Remaining compensation expense to be recognized for unvested options was determined using a Black-Scholes model.

The 1998 Plan allows for a maximum of twelve million shares of common stock to be issued under various stock-based awards. Payments for cash settled awards during the period were immaterial.

Stock-based performance awards outstanding under the 1998 Plan vest over periods from three to seven years. Vesting for certain stock-based performance awards can occur in three years, at the earliest, if performance is met. Old Duke Energy awarded 1,002,710 shares (fair value of approximately $27 million, based on the market price of Old Duke Energy’s common stock at the grant date) in the first quarter of 2005.

The following table summarizes information about stock-based performance awards to Spectra Energy Capital employees outstanding at March 31, 2006:

	Shares	Weighted Average Grant Date Fair Value
Number of Stock-based Performance Awards:
Outstanding at December 31, 2005	2,351,972	$25
Granted	—	—
Vested	(114,000)	27
Forfeited	(63,656)	25
Canceled	—	—

Outstanding at March 31, 2006	2,174,316	$25

The total fair value of the shares vested during the three months ended March 31, 2006 and 2005 was approximately $3 million. As of March 31, 2006, Spectra Energy Capital had approximately $20 million of compensation expense which is expected to be recognized by Spectra Energy Capital over a weighted-average period of 1.2 years.

Phantom stock awards outstanding under the 1998 Plan vest over periods from one to five years. Old Duke Energy awarded 823,470 shares (fair value of approximately $22 million, based on the market price of Old Duke Energy’s common stock at the grant date) to Spectra Energy Capital employees in the first quarter of 2005.

The following table summarizes information about phantom stock awards outstanding to Spectra Energy Capital employees at March 31, 2006:

	Shares	Weighted Average Grant Date Fair Value
Number of Phantom Stock Awards:
Outstanding at December 31, 2005	2,009,641	$25
Granted	—	—
Vested	(396,283)	25
Forfeited	(29,924)	25
Canceled	—	—

Outstanding at March 31, 2006	1,583,434	$25

The total fair value of the shares vested during the three months ended March 31, 2006 and 2005 was approximately $10 million and $5 million, respectively. As of March 31, 2006, Spectra Energy Capital had approximately $18 million of compensation expense which is expected to be recognized by Spectra Energy Capital over a weighted-average period of 2.8 years.

Other stock awards outstanding under the 1998 Plan vest over periods from three to five years. Old Duke Energy awarded zero shares in the first quarter of 2006 and 35,000 shares (fair value of approximately $1 million, based on the market price of Old Duke Energy’s common stock at the grant date) in the first quarter of 2005.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

The following table summarizes information about other stock awards to Spectra Energy Capital employees outstanding at March 31, 2006:

	Shares	Weighted Average Grant Date Fair Value
Number of Other Stock Awards:
Outstanding at December 31, 2005	122,937	$25
Granted	—	—
Vested	(18,630)	24
Forfeited	—	—
Canceled	—	—

Outstanding at March 31, 2006	104,307	$26

The total fair value of the shares vested during the three months ended March 31, 2006 and 2005 was less than $1 million in both periods. As of March 31, 2006, Spectra Energy Capital had approximately $1 million of compensation expense which is expected to be recognized by Spectra Energy Capital over a weighted-average period of 1.8 years.

3. Inventory

Inventory is recorded at the lower of cost or market value, primarily using the average cost method.

Inventory

	March 31, 2006	December 31, 2005
	(in millions)
Materials and supplies	$142	$130
Natural gas	140	269
Petroleum products	30	45

Total inventory	$312	$444

4. Debt and Credit Facilities

Available Credit Facilities and Restrictive Debt Covenants. During the three months ended March 31, 2006, Spectra Energy Capital’s consolidated credit capacity decreased by $200 million due to the termination of a $100 million one-year bi-lateral credit facility and a $100 million 364-day bi-lateral credit facility.

The issuance of commercial paper, letters of credit and other borrowings reduces the amount available under the available credit facilities.

Spectra Energy Capital’s debt and credit agreements contain various financial and other covenants. Failure to meet those covenants beyond applicable grace periods could result in accelerated due dates and/or termination of the agreements. As of March 31, 2006, Spectra Energy Capital was in compliance with those covenants. In addition, credit agreements allow for acceleration of payments or termination of the agreements due to nonpayment, or in some cases, due to the acceleration of other significant indebtedness of the borrower or some of its subsidiaries. None of the debt or credit agreements contain material adverse change clauses.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Credit Facilities Summary as of March 31, 2006

	Expiration Date	Credit Facilities Capacity	Amounts Outstanding
			Commercial Paper	Letters of Credit	Total
(in millions)
Spectra Energy Capital, LLC
$800 364-day syndicated (a), (b)	June 2006
$600 multi-year syndicated (a), (b)	June 2009
$130 three-year bi-lateral (b)	October 2007
$120 multi-year bi-lateral (b)	July 2009
$260 364-day bi-lateral (a), (b)	June 2006
Total Spectra Energy Capital, LLC		$1,910	$—	$408	$408
Westcoast Energy Inc.
$86 364-day syndicated (b), (c)	June 2006
$172 multi-year syndicated (b), (d)	June 2010
Total Westcoast Energy Inc.		258	—	—	—
Union Gas Limited
$258 364-day syndicated (e), (f)	June 2006	258	—	—	—

Total		$2,426	$—	$408	$408

(a)	Credit facility contains an option allowing borrowing up to the full amount of the facility on the day of initial expiration for up to one year.
(b)	Credit facility contains a covenant requiring the debt-to-total capitalization ratio to not exceed 65%.
(c)	Credit facility is denominated in Canadian dollars totaling 100 million Canadian dollars.
(d)	Credit facility is denominated in Canadian dollars totaling 200 million Canadian dollars.
(e)	Credit facility contains a covenant requiring the debt-to-total capitalization ratio to not exceed 75%. Credit facility is denominated in Canadian dollars totaling 300 million Canadian dollars.
(f)	Credit facility contains an option at maturity allowing for the conversion of all outstanding loans to a term loan repayable up to one year after maturity date but not exceeding 18 months from the date of draw.

5. Employee Benefit Obligations

Spectra Energy Capital participates in New Duke Energy’s non-contributory defined benefit retirement plan. Spectra Energy Capital’s net periodic pension benefit as allocated by Old Duke Energy for its U.S. plan, was $4 million and $5 million for the three months ended March 31, 2006 and 2005, respectively.

The following table shows the components of the net periodic pension costs for the Westcoast Energy, Inc. (Westcoast) Canadian retirement plans.

Components of Net Periodic Pension Costs for Westcoast (in millions)—for the three months ended March 31,

	2006	2005
Service cost	$3	$2
Interest cost on projected benefit obligation	8	7
Expected return on plan assets	(8)	(6)
Amortization of loss	2	1

Net periodic pension costs	$5	$4

New Duke Energy’s policy is to fund amounts for its U.S. retirement plan on an actuarial basis to provide assets sufficient to meet benefit payments to be paid to plan participants. Old Duke Energy has not made contributions to its U.S. retirement plan for the three months ended March 31, 2006. New Duke Energy does not anticipate making a contribution to the U.S. retirement plan for the remainder of 2006.

Westcoast’s policy is to fund the defined benefit (DB) retirement plans on an actuarial basis and in accordance with Canadian pension standards legislation, in order to accumulate assets sufficient to meet benefit payments. Contributions to the defined contribution (DC) retirement plans are determined in accordance with the terms of the plans. Old Duke Energy has contributed $10 million to the Westcoast DB plans for the three months ended March 31, 2006 compared to $12 million for the three months ended March 31, 2005. New Duke Energy anticipates that it will make additional contributions of approximately $30 million for the remainder of 2006. Old Duke Energy has contributed $1 million to the Westcoast DC plans for the three months ended March 31, 2006 and March 31, 2005. New Duke Energy anticipates that it will make additional contributions of approximately $2 million for the remainder of 2006.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Spectra Energy Capital, in conjunction with New Duke Energy, provide some health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Spectra Energy Capital’s net periodic post-retirement costs as allocated by Old Duke Energy was $5 million for the three months ended March 31, 2006 and 2005.

The following table shows the components of the net periodic post-retirement benefit costs for the Westcoast other post-retirement benefit plans.

Components of Net Periodic Post-Retirement Benefit Costs for Westcoast (in millions)—for the three months ended March 31,

	2006	2005
Service cost benefit	$1	$1
Interest cost on accumulated post-retirement benefit obligation	1	1
Amortization of loss	1	—

Net periodic post-retirement benefit costs	$3	$2

New Duke Energy also sponsors, and Spectra Energy Capital participates in, employee savings plans that cover substantially all U.S. employees. Spectra Energy Capital expensed plan contributions, including amounts allocated by Old Duke Energy, of $9 million for the three months ended March 31, 2006 compared to $8 million for the three months ended March 31, 2005.

6. Marketable Securities

During the three months ended March 31, 2006, Spectra Energy Capital’s Natural Gas Transmission business unit received shares of stock as consideration for settlement of a customer’s transportation contracts. The market value of the equity securities, determined by quoted market prices on the date of receipt, of approximately $23 million is reflected in Gains on Sales of Other Assets and Other, net in the Consolidated Statements of Operations for the three months ended March 31, 2006. Subsequent to receipt, these securities were accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as trading securities. During the three months ended March 31, 2006, these securities were sold and an additional gain of approximately $1 million was recognized in Other Income and Expenses, net in the Consolidated Statements of Operations for the three months ended March 31, 2006.

7. Acquisitions and Dispositions

Acquisitions. Spectra Energy Capital consolidates assets and liabilities from acquisitions as of the purchase date, and includes earnings from acquisitions in consolidated earnings after the purchase date. Assets acquired and liabilities assumed are recorded at estimated fair values on the date of acquisition. The purchase price minus the estimated fair value of the acquired assets and liabilities meeting the definition of a business as defined in EITF Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business” is recorded as goodwill. The allocation of the purchase price may be adjusted if additional information on known contingencies existing at the date of acquisition becomes available within one year after the acquisition, and longer for certain income tax items.

During the first quarter of 2006, Duke Energy International (DEI) closed on two transactions which resulted in the acquisition of an additional 27.1% interest in the Aguaytia Integrated Energy Project (Aguaytia), located in Peru, for approximately $31 million (approximately $18 million net of cash acquired). The project’s scope includes the production and processing of natural gas, sale of liquefied petroleum gas (LPG) and natural gas liquids and the generation, transmission and sale of electricity from a 169-megawatt power plant. These acquisitions increased DEI’s ownership in Aguaytia to approximately 65% and resulted in Spectra Energy Capital accounting for Aguaytia as a consolidated entity. Prior to the acquisition of this additional interest, Aguaytia was accounted for as an equity method investment.

During the first quarter of 2006, DENA (included in Other) acquired the remaining 33 1/3% interest in Bridgeport Energy LLC (Bridgeport) from United Bridgeport Energy LLC (UBE) for approximately $71 million. The assets and liabilities of Bridgeport have been classified as Assets Held For Sale in the accompanying Consolidated Balance Sheet as of March 31, 2006, and are included as part of DENA’s power generation assets which were sold to a subsidiary of LS Power Equity Partners (LS Power) (see Note 10).

On April 3, 2006, the previously announced merger between Old Duke Energy and Cinergy was consummated (see Note 1 for additional information). The merger will be accounted for under the purchase method of accounting with Old Duke Energy treated as the acquirer for accounting purposes. Based on the market price of Old Duke Energy common stock during the period including the two trading days before through the two trading days after May 9, 2005, the date Old Duke Energy and Cinergy announced the merger, the

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

transaction is valued at approximately $9 billion and will result in incremental goodwill to New Duke Energy estimated at approximately $4 billion.

Dispositions. For the three months ended March 31, 2006, the sale of other assets and businesses resulted in approximately $28 million in proceeds and net pre-tax gains of $33 million recorded in Gains on Sales of Other Assets and Other, net. These sales exclude assets that were held for sale and reflected in discontinued operations, both of which are discussed in Note 10, and sales by Crescent Resources LLC (Crescent) which are discussed separately below. Significant sales of other assets during the three months ended March 31, 2006 are detailed as follows:

•	Natural Gas Transmission’s sale of certain Stone Mountain natural gas gathering system assets resulted in proceeds of $18 million (which is reflected in Net proceeds from the sales of equity investments and other assets, and sales of and collections on notes receivable within Cash Flows from Investing Activities in the Consolidated Statements of Cash Flows), and pre-tax gain of $5 million which was recorded in Gains on Sales of Other Assets and Other, net in the accompanying Consolidated Statements of Operations. In addition, Natural Gas Transmission’s sale of stock, received as consideration for the settlement of a customer’s transportation contracts, resulted in proceeds of approximately $24 million (which is reflected in Other, assets within Cash Flows From Operating Activities in the Consolidated Statements of Cash Flows) and a pre-tax gain of $24 million, of which approximately $23 million was recorded in Gains on Sales of Other Assets and Other, net and approximately $1 million was recorded in Other Income and Expenses, net in the accompanying Consolidated Statements of Operations (see Note 6).

For the three months ended March 31, 2006, Crescent’s commercial and multi-family real estate sales resulted in $56 million of proceeds and $26 million of net pre-tax gains recorded in Gains on Sales of Investments in Commercial and Multi-Family Real Estate on the Consolidated Statements of Operations. Sales consisted of several large land tract sales.

For the three months ended March 31, 2005, the sale of other assets and businesses resulted in approximately $1.2 billion in proceeds, net pre-tax gains of $7 million recorded in Gains on Sales of Other Assets and Other, net and pre-tax gains of $1.2 billion recorded in Gains on Sales of Equity Investments on the Consolidated Statements of Operations. These sales exclude assets held for sale as of March 31, 2005 and reflected in discontinued operations, both of which are discussed in Note 10, and sales by Crescent which are discussed separately below. Significant sales of other assets and equity investments during the three months ended March 31, 2005 are detailed as follows:

•	In February 2005, DEFS sold its wholly owned subsidiary Texas Eastern Products Pipeline Company, LLC (TEPPCO GP), which is the general partner of TEPPCO Partners, LP (TEPPCO LP), for approximately $1.1 billion and Spectra Energy Capital sold its limited partner interest in TEPPCO LP for approximately $100 million, in each case to Enterprise GP Holdings LP, an unrelated third party. These transactions resulted in pre-tax gains of $1.2 billion, which have been classified as Gains on Sales of Equity Investments in the Consolidated Statement of Operations for the three months ended March 31, 2005. Minority Interest Expense of $343 million was recorded in the Consolidated Statement of Operations for the three months ended March 31, 2005 to reflect ConocoPhillips’ proportionate share in the pre-tax gain on sale of the TEPPCO GP.

For the three months ended March 31, 2005, Crescent’s commercial and multi-family real estate sales resulted in $51 million of proceeds and $42 million of net pre-tax gains recorded in Gains on Sales of Investments in Commercial and Multi-Family Real Estate on the Consolidated Statements of Operations. Sales consisted of several large land tract sales.

8. Severance

As discussed further in Note 10, during the third quarter of 2005, the Board of Directors of Old Duke Energy authorized and directed management to execute the sale or disposition of substantially all of DENA’s remaining assets and contracts outside the Midwestern United States and certain contractual positions related to the Midwestern assets. As a result of this exit plan, DENA anticipates involuntary termination of approximately 250 employees by the end of the third quarter of 2006. Management anticipates future severance costs related to this exit plan not included in the following table will be immaterial. These amounts are reflected in Other in the table below.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Severance Reserve

	Balance at January 1, 2006	Provision/ Adjustments	Cash Reductions	Balance at March 31, 2006
	(in millions)
Natural Gas Transmission	$3	$(1)	$—	$2
Other	27	(7)	(3)	17

Total (a)	$30	$(8)	$(3)	$19

(a)	Substantially all remaining severance payments are expected to be applied to the reserves within one year from the date that the provision was recorded.

9. Impairments and Other Charges

Field Services. During the three months ended March 31, 2005, the Field Services business unit recorded a charge of approximately $120 million due to the reclassification into earnings of pre-tax unrealized losses from AOCI as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk. See Note 12 for a discussion of the impacts of the DEFS disposition transaction on certain cash flow hedges.

10. Discontinued Operations and Assets Held for Sale

The following table summarizes the results classified as Discontinued Operations, net of tax, in the Consolidated Statements of Operations.

Discontinued Operations

		Operating (Loss) Income			Net Loss on Dispositions
	Operating Revenues	Pre-tax Operating (Loss) Income	Income Tax (Benefit) Expense	Operating Income (Loss), Net of Tax	Pre-tax Loss on Dispositions	Income Tax Benefit	Loss on Dispositions, Net of Tax	Loss from Discontinued Operations, Net of Tax
	(in millions)
Three Months Ended March 31, 2006
Commercial Power (b)	$—	$(26)	$—	$(26)	$—	$—	$—	$(26)
International Energy	—	—	—	—	(19)	(7)	(12)	(12)
Other (a)	354	(10)	(73)	63	(156)	(57)	(99)	(36)

Total consolidated	$354	$(36)	$(73)	$37	$(175)	$(64)	$(111)	$(74)

Three Months Ended March 31, 2005
Field Services	$4	$—	$—	$—	$(1)	$—	$(1)	$(1)
Commercial Power (b)	13	(5)	1	(6)	—	—	—	(6)
International Energy	—	2	—	2	—	—	—	2
Other (a)	491	4	59	(55)	—	—	—	(55)

Total consolidated	$508	$1	$60	$(59)	$(1)	$—	$(1)	$(60)

(a)	Other includes the results for DENA’s discontinued operations outside of the Midwestern United States, which were previously reported in the DENA segment.
(b)	Commercial Power includes results of DENA’s discontinued operations in Midwestern United States, which were previously reported in Other.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

The following table presents the carrying values of the major classes of assets and associated liabilities held for sale in the Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005.

Summarized Balance Sheet Information for Assets and Associated Liabilities Held for Sale

	March 31, 2006	December 31, 2005
	(in millions)
Current assets	$326	$1,528
Investments and other assets	1,085	2,059
Property, plant and equipment, net	1,529	1,538

Total assets held for sale	$2,940	$5,125

Current liabilities	$378	$1,488
Long-term debt	61	61
Deferred credits and other liabilities	927	2,024

Total liabilities associated with assets held for sale	$1,366	$3,573

Commercial Power

In conjunction with Duke Energy’s merger with Cinergy, in April 2006, Spectra Energy Capital transferred its ownership interest in DENA’s Midwestern generation assets, consisting of 3,600 MW of power generation, and certain related contracts to Duke Energy Ohio, which will provide a sustainable business model for these assets (see also Note 1). Thus, the results of operations for DENA’s Midwestern assets have been reflected as discontinued operations in the accompanying Consolidated Statements of Operations.

International Energy

International Energy has recognized a receivable from Norsk Hydro ASA that relates to purchase price adjustments on the prior sale of International Energy’s European business. During the three months ended March 31, 2006, based on management’s best estimate of recoverability, International Energy recorded an allowance of approximately $19 million ($12 million after tax) against this receivable, which was recorded in Loss From Discontinued Operations, net on the Consolidated Statements of Operations. At March 31, 2006 and December 31, 2005, the carrying value of the receivable was approximately $24 million and $42 million, respectively, and is included in Receivables in the Consolidated Balance Sheets.

Field Services

In December 2004, based upon management’s assessment of the probable disposition of certain plant and transportation assets in Wyoming, Field Services classified these assets as Assets Held for Sale in the Consolidated Balance Sheets as of December 31, 2004. The book value of those assets was written down by $4 million ($3 million net of minority interest) to $10 million in December 2004, which represents the estimated fair value less cost to sell. The results of operations related to these assets were included in Loss From Discontinued Operations, net of tax, in the Consolidated Statements of Operations. In February 2005, these assets were exchanged for certain gathering assets in Oklahoma of equivalent fair value.

In September 2004, Field Services recorded a pre-tax impairment charge of approximately $23 million ($16 million net of minority interest) related to management’s assessment of some additional gathering, processing, compression and transportation assets in Wyoming being held for sale. The estimated fair value of these assets less cost to sell was $27 million and they were classified as Assets Held For Sale in the Consolidated Balance Sheets as of December 31, 2004. The after-tax loss and results of operations were included in Loss From Discontinued Operations, net of tax, in the Consolidated Statements of Operations. In the first quarter of 2005, Field Services sold these assets for proceeds of approximately $28 million.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Other

During the third quarter of 2005, Old Duke Energy’s Board of Directors authorized and directed management to execute the sale or disposition of substantially all of DENA’s remaining assets and contracts outside the Midwestern United States and certain contractual positions related to the Midwestern assets. The DENA assets to be divested include:

•	Approximately 6,100 MW of power generation located primarily in the Western and Eastern United States, including all of the commodity contracts (primarily forward gas and power contracts) related to these facilities,
•	All remaining commodity contracts related to DENA’s Southeastern generation operations, which were substantially disposed of in 2004, and certain commodity contracts related to DENA’s Midwestern power generation facilities, and
•	Contracts related to DENA’s energy marketing and management activities, which include gas storage and transportation, structured power and other contracts.

The exit plan is expected to be completed by the end of the third quarter of 2006. The financial statement presentation for the assets and contracts to be sold, and the related results of operations, are discussed below.

Approximately $3 million of pre-tax deferred net losses remain in AOCI at March 31, 2006 related to hedges of forecasted transactions that are expected to occur prior to the anticipated disposal of the generation assets. This amount will be reclassified to earnings during the remainder of 2006 as the forecasted transactions occur. In addition, as of the September 2005 exit announcement date, management anticipated that additional charges would be incurred related to the exit plan, including termination costs for gas transportation, storage, structured power and other contracts of approximately $600 million to $800 million, which included approximately $40 million to $60 million of severance, retention and other transaction costs (see Note 8). Approximately $625 million has been incurred from the announcement date through March 31, 2006, of which approximately $160 million was incurred during the three months ended March 31, 2006 and was recognized in Loss From Discontinued Operations, net of tax. The actual amount of future additional charges related to the DENA exit plan will vary depending upon changes in market conditions and other factors, and could differ materially from the original estimate.

During 2006 and 2005, DENA entered into agreements to sell or terminate certain of its contract portfolio, including certain transportation contracts. The total cash paid by Spectra Energy Capital under such contract sales or terminations during 2006 was approximately $155 million, excluding approximately $600 million of cash paid to Barclays Bank, PLC (Barclays), as discussed hereafter. These transactions resulted in pre-tax losses on sale of approximately $160 million during the three months ended March 31, 2006, which were recorded in Loss From Discontinued Operations, net of tax, and are included in the $625 million incurred from the announcement date through March 31, 2006, as discussed above. Included in this amount are the effects of DENA’s November 2005 agreement to sell substantially all of its commodity contracts related to the Southeastern generation operations, which were substantially disposed of in 2004, certain commodity contracts related to DENA’s Midwestern power generation facilities, and contracts related to DENA’s energy marketing and management activities. Excluded from the contracts sold to Barclays are commodity contracts associated with the near-term value of DENA’s West and Northeastern generation assets and with remaining gas transportation and structured power contracts. Among other things, the agreement provided that effective upon execution all economic benefits and burdens under the contracts were transferred to Barclays. Cash consideration paid to Barclays amounted to approximately $600 million in January 2006. Additionally, in January 2006 Barclays provided DENA with cash equal to the net cash collateral posted by DENA under the contracts of approximately $540 million. DENA will continue to service, for a monthly fee, the contracts until novation or assignment. The novation or assignment of physical power contracts was subject to FERC approval, which was received in January 2006.

In January 2006, a Spectra Energy Capital subsidiary signed an agreement to sell to LS Power DENA’s entire fleet of power generation assets outside the Midwest, representing approximately 6,100 megawatts of power generation located in the Western and Northeast United States. In May 2006, the transaction with LS Power closed and total proceeds from the sale are expected to be approximately $1.56 billion, including certain working capital adjustments. Additional proceeds of up to approximately $40 million are subject to LS Power obtaining certain state regulatory approvals. Subject to the resolution of these contingencies, an additional gain on the disposition of these assets could be recognized in a future period.

As of March 31, 2006 and December 31, 2005, DENA’s assets and liabilities to be disposed of under the exit plan were classified as Assets Held for Sale in the Consolidated Balance Sheets.

The results of operations of DENA’s Western and Eastern United States generation assets, including related commodity contracts, certain contracts related to DENA’s energy marketing and management activities and certain general and administrative costs, are required to be classified as discontinued operations for current and prior periods in the accompanying Consolidated Statements of Operations. GAAP requires an ongoing assessment of the continued qualification for discontinued operations presentation for the period up

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

through one year following disposal. While this assessment requires judgment, management is not currently aware of any matters or events that are likely to occur that would impact the presentation of these operations as discontinued operations.

DENA’s Southeastern generation operations, including related commodity contracts do not meet the requirements for discontinued operations classification due to Spectra Energy Capital’s continuing involvement with these operations. In addition, the results for DETM will continue to be reported in continuing operations until the wind down of these operations is complete.

In the first quarter of 2005, DENA’s Grays Harbor facility was sold to an affiliate of Invenergy LLC, resulting in a pre-tax gain of approximately $21 million (excludes any potential contingent consideration).

11. Business Segments

In conjunction with the merger between Duke Energy and Cinergy (see Note 1), Spectra Energy Capital has adopted new business segments reflect the various operations of the new corporate structure with how the chief operating decision maker views the business and monitors performance. Prior period segment information has been retrospectively adjusted to conform to the segment structure utilized after the merger. Accordingly, Spectra Energy Capital’s reportable business segments are as follows:

•	Natural Gas Transmission—segment is the same as former Spectra Energy Capital business segment
•	Field Services—segment is the same as former Spectra Energy Capital business segment
•	Commercial Power—DENA’s Midwestern operations until April 2006, at which time the Midwestern assets were transferred to Duke Energy Ohio (previously included in Other); all of Commercial Power’s operations are included in Discontinued Operations (see Note 10)
•	International Energy—segment is the same as former Spectra Energy Capital business segment
•	Crescent—segment is the same as former Spectra Energy Capital business segment

Spectra Energy Capital’s chief operating decision maker regularly reviews financial information about each of these business units in deciding how to allocate resources and evaluate performance. All of the Spectra Energy Capital business units are considered reportable segments under SFAS No. 131. There is no aggregation within Spectra Energy Capital’s defined business segments.

The remainder of Spectra Energy Capital’s operations is presented as “Other.” While it is not considered a business segment, Other primarily includes the remaining portion of Spectra Energy Capital’s business formerly known as DENA, including its 100% owned affiliates Duke Energy Marketing America, LLC and Duke Energy Marketing Canada, and also DETM (which is 40% owned by Exxon Mobil Corporation and 60% owned by Spectra Energy Capital), DEM, certain unallocated corporate costs, certain discontinued hedges, DukeNet Communications, LLC, Bison Insurance Company Limited (Bison), Spectra Energy Capital’s wholly owned, captive insurance subsidiary, and Spectra Energy Capital’s 50% interest in Duke/Fluor Daniel (D/FD). See Note 1 for additional asset transfers into and out of Spectra Energy Capital in April 2006.

In February 2005, DEFS sold its wholly owned subsidiary TEPPCO GP, which is the general partner of TEPPCO LP, and Spectra Energy Capital sold its limited partner interest in TEPPCO LP, in each case to Enterprise GP Holdings LP, an unrelated third party (see Note 7).

In July 2005, Spectra Energy Capital completed the agreement with ConocoPhillips to reduce Spectra Energy Capital’s ownership interest in DEFS from 69.7% to 50% which resulted in the investment subsequently being accounted for using the equity method of accounting.

During the first quarter of 2005, Spectra Energy Capital discontinued hedge accounting for certain contracts related to Field Services’ commodity price risk and changes in the fair value of these contracts subsequent to hedge discontinuance have been classified in Other. See Note 12 for further discussion.

Spectra Energy Capital’s reportable segments offer different products and services and are managed separately as business units. Accounting policies for Spectra Energy Capital’s segments are the same as those described in the Notes to the Consolidated Financial Statements in Spectra Energy Capital’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005. Management evaluates segment performance based on earnings before interest and taxes from continuing operations, after deducting minority interest expense related to those profits (EBIT).

On a segment basis, EBIT excludes discontinued operations, represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Cash, cash equivalents and short-term investments are managed centrally by Spectra Energy Capital, so the associated realized and unrealized gains and losses from foreign currency transactions and interest and dividend income on those balances are excluded from the segments’ EBIT.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Transactions between reportable segments are accounted for on the same basis as unaffiliated revenues and expenses in the accompanying Consolidated Financial Statements.

Business Segment Data (a)

	Unaffiliated Revenues	Intersegment Revenues	Total Revenues	Segment EBIT / Consolidated Earnings from Continuing Operations before Income Taxes
	(in millions)
Three Months Ended March 31, 2006
Natural Gas Transmission	$1,468	$6	$1,474	$438
Field Services(b)	—	—	—	144
International Energy	231	—	231	87
Crescent	71	—	71	42
Total reportable segments	1,770	6	1,776	711
Other	151	(1)	150	(39)
Eliminations	—	(5)	(5)	—
Interest expense	—	—	—	(175)
Interest income and other(c)	—	—	—	21
Total consolidated	$1,921	$—	$1,921	$518

Three Months Ended March 31, 2005
Natural Gas Transmission	$1,155	$36	$1,191	$411
Field Services(b)	2,542	116	2,658	919
International Energy	168	—	168	68
Crescent	64	—	64	52
Total reportable segments	3,929	152	4,081	1,450
Other	134	(84)	50	(95)
Eliminations	—	(68)	(68)	—
Interest expense	—	—	—	(220)
Interest income and other(c)	—	—	—	1
Total consolidated	$4,063	$—	$4,063	$1,136

(a)	Segment results exclude results of any discontinued operations.
(b)	In July 2005, Old Duke Energy caused a subsidiary of Spectra Energy Capital to complete the previously announced agreement with ConocoPhillips to reduce Spectra Energy Capital’s ownership interest in DEFS from 69.7% to 50%. Field Services segment data includes DEFS as a consolidated entity for the three months ended March 31, 2005 and as an equity method investment for the three months ended March 31, 2006.
(c)	Other includes foreign currency transaction gains and losses, and additional minority interest expense not allocated to the segment results.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Segment assets in the following table exclude all intercompany assets.

Segment Assets

	March 31, 2006	December 31, 2005
	(in millions)
Natural Gas Transmission	$18,754	$18,823
Field Services	1,440	1,377
Commercial Power (c)	1,603	1,619
International Energy	3,208	2,962
Crescent	1,645	1,507

Total reportable segments	26,650	26,288
Other (a)	5,122	8,533
Reclassifications (b)	16	235

Total consolidated assets	$31,788	$35,056

(a)	Includes former DENA assets held for sale and other assets not included in continuing operations as of March 31, 2006 and December 31, 2005.
(b)	Represents reclassification of federal tax balances in consolidation.
(c)	Represents assets of DENA’s Midwestern operations that were transferred to Duke Energy Ohio in April 2006 (see also Note 10)

12. Risk Management Instruments

The following table shows the carrying value of Spectra Energy Capital’s derivative portfolio as of March 31, 2006, and December 31, 2005.

Derivative Portfolio Carrying Value

	March 31, 2006	December 31, 2005
	(in millions)
Hedging	$(13)	$(2)
Trading	—	5
Undesignated	(91)	(52)

Total	$(104)	$(49)

The amounts in the table above represent the combination of assets and (liabilities) for unrealized gains and losses on mark-to-market and hedging transactions on Spectra Energy Capital’s Consolidated Balance Sheets, excluding approximately $1.2 billion of derivative assets and $1.3 billion of derivative liabilities which were transferred to assets and liabilities held for sale.

The $39 million decrease in the undesignated derivative portfolio fair value is due primarily to realization of mark-to-market gains at DENA and mark-to-market movements as a result of higher commodity prices, partially offset by realized losses on certain contracts held by Spectra Energy Capital related to Field Services’ commodity price risk. As a result of the transfer of 19.7% interest in DEFS to ConocoPhillips and the third quarter 2005 deconsolidation of its investment in DEFS, Spectra Energy Capital has discontinued hedge accounting for certain contracts held by Spectra Energy Capital related to Field Services’ commodity price risk, which were previously accounted for as cash flow hedges. These contracts were originally entered into as hedges of forecasted future sales by Field Services, and have been retained as undesignated derivatives. Since discontinuance of hedge accounting, these contracts have been marked-to-market in the Consolidated Statements of Operations. As a result, approximately $230 million of pre-tax losses were recognized in earnings by Spectra Energy Capital as of March 31, 2005. These charges have been classified in the accompanying Consolidated Statements of Operations as follows: upon discontinuance of hedge accounting approximately $120 million of pre-tax losses were recognized as a component of Impairments and Other Charges, while approximately $110 million of pre-tax losses were recognized prior to the deconsolidation of DEFS as a component of Non-Regulated Electric, Natural Gas, Natural Gas Liquids, and Other Revenues as of March 31, 2005. Approximately $24 million of realized and unrealized pre-tax losses related to these contracts were recognized in earnings by Spectra Energy Capital during the three months ended March 31, 2006 as a component of Other Income and Expenses, net as of a result of Spectra Energy Capital’s investment in DEFS being accounted for using the equity method. Cash settlements on these contracts during the three months ended March 31, 2006 of approximately $40 million are classified as a component of net cash used in investing activities in the accompanying Consolidated Statements of Cash Flows.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Included in Other Current Assets in the Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005 are collateral assets of approximately $657 million and $1,279 million, respectively, which represents cash collateral posted by Spectra Energy Capital with other third parties. Included in Other Current Liabilities in the Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005 are collateral liabilities of approximately $528 million and $608 million, respectively, which represents cash collateral posted by other third parties to Spectra Energy Capital. Subsequent to December 31, 2005, in connection with the sale to Barclays of contracts related to DENA’s energy marketing and management activities, which includes structured power and other contracts, Barclays provided DENA cash equal to the net collateral posted by DENA under the contracts. Net cash collateral received by Spectra Energy Capital in January 2006 was approximately $540 million based on current market prices of the contracts (see Note 10).

During the first quarter of 2005, Spectra Energy Capital settled certain hedges which were documented and designated as net investment hedges of the investment in Westcoast on their scheduled maturity and paid approximately $162 million. Losses recognized on this net investment hedge have been classified in AOCI as a component of foreign currency adjustments and will not be recognized in earnings unless the complete or substantially complete liquidation of Spectra Energy Capital’s investment in Westcoast occurs.

Commodity Cash Flow Hedges. Some Spectra Energy Capital subsidiaries are exposed to market fluctuations in the prices of various commodities related to their ongoing power generating and natural gas gathering, distribution, processing and marketing activities. Spectra Energy Capital closely monitors the potential impacts of commodity price changes and, where appropriate, enters into contracts to protect margins for a portion of future sales and generation revenues and fuel expenses. Spectra Energy Capital uses commodity instruments, such as swaps, futures, forwards and options as cash flow hedges for natural gas, electricity and natural gas liquid transactions. Spectra Energy Capital’s hedging exposures to the price variability of these commodities does not extend beyond one year.

As of March 31, 2006, $31 million of the pre-tax deferred net losses on derivative instruments related to commodity cash flow hedges were accumulated on the Consolidated Balance Sheet in AOCI, and are expected to be recognized in earnings during the next 12 months as the hedged transactions occur. This amount includes approximately $3 million of pre-tax deferred net losses related to the DENA exit plan discussed in Note 10. However, due to the volatility of the commodities markets, the corresponding value in AOCI will likely change prior to its reclassification into earnings.

The ineffective portion of commodity cash flow hedges resulted in the recognition of pre-tax losses of approximately $10 million and $25 million in the three months ended March 31, 2006 and March 31, 2005, respectively. The amount recognized for transactions that no longer qualified as cash flow hedges was not material as of March 31, 2006 and was a pre-tax loss of approximately $120 million as of March 31, 2005, and are reported in Loss From Discontinued Operations, net of tax and Impairments and Other Charges in the Consolidated Statements of Operations, respectively.

Commodity Fair Value Hedges. Some Spectra Energy Capital subsidiaries are exposed to changes in the fair value of some unrecognized firm commitments to sell generated power or natural gas due to market fluctuations in the underlying commodity prices. Spectra Energy Capital actively evaluates changes in the fair value of such unrecognized firm commitments due to commodity price changes and, where appropriate, uses various instruments to hedge its market risk. These commodity instruments, such as swaps, futures and forwards, serve as fair value hedges for the firm commitments associated with generated power. The ineffective portion of commodity fair value hedges resulted in a pre-tax gain of $7 million and $1 million in the three months ended March 31, 2006 and March 31, 2005, respectively.

13. Regulatory Matters

Natural Gas Transmission. Rate Related Information. In November 2005, The British Columbia Pipeline System (BC Pipeline) filed an application with the National Energy Board (NEB) for interim and final tolls for 2006. In December 2005, the NEB approved the 2006 interim tolls as filed and BC Pipeline started negotiations with its shippers to reach a settlement on final tolls for years 2006 and 2007. BC Pipeline reached a toll settlement agreement in principle with its customers for the 2006 and 2007 fiscal years on March 30, 2006. This agreement includes an increase in the equity percentage used in rate purposes from 31% in 2005 to 35% in 2006 and 36% in 2007. The toll settlement agreement is in the process of being finalized, at which time it will be presented to the NEB for approval.

Union Gas has rates that are approved by the OEB. Effective January 1, 2006, Union Gas implemented new rates approved by the OEB in December 2005, reflecting items previously approved. Union Gas’ earnings for 2006 continue to be subject to the earnings sharing mechanism implemented by the OEB in 2005.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

In December 2005, Union Gas filed an application with the OEB for new rates effective January 1, 2007. A decision from the OEB is expected in late 2006. Rates for the sale of gas are adjusted quarterly to reflect updated commodity price forecasts. The difference between the approved and the actual cost of gas incurred in the current period is deferred for future recovery from or return to customers, subject to approval by the OEB. These differences are directly flowed through to customers and, therefore, no rate of return is earned on the related deferred balances. The OEB’s review and approval of these gas purchase costs primarily considers the prudence of the cost incurred.

Effective January 1, 2005, new rates for Maritimes & Northeast Pipeline L.L.C. (M&N) took effect, subject to refund, as a result of a rate case filed by M&N in 2004. In June 2005, a settlement agreement to resolve the proceeding was reached with customers that would provide for a rate increase over rates charged prior to January 1, 2005. This settlement agreement has been filed with FERC for its review and approval.

Management believes that the effects of these matters will have no material adverse effect on Spectra Energy Capital’s future consolidated results of operations, cash flows or financial position.

14. Commitments and Contingencies

Environmental

Spectra Energy Capital is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

Remediation activities. Like others in the energy industry, Spectra Energy Capital and its affiliates are responsible for environmental remediation at various contaminated sites. These include some properties that are part of ongoing Spectra Energy Capital operations, sites formerly owned or used by Spectra Energy Capital entities, and sites owned by third parties. Remediation typically involves management of contaminated soils and may involve groundwater remediation. Managed in conjunction with relevant federal, state and local agencies, activities vary with site conditions and locations, remedial requirements, complexity and sharing of responsibility. If remediation activities involve statutory joint and several liability provisions, strict liability, or cost recovery or contribution actions, Spectra Energy Capital or its affiliates could potentially be held responsible for contamination caused by other parties. In some instances, Spectra Energy Capital may share liability associated with contamination with other potentially responsible parties, and may also benefit from insurance policies or contractual indemnities that cover some or all cleanup costs. All of these sites generally are managed in the normal course of business or affiliate operations. Management believes that completion or resolution of these matters will have no material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

Clean Water Act. The U. S. Environmental Protection Agency’s (EPA’s) final Clean Water Act Section 316(b) rule became effective July 9, 2004. The rule establishes aquatic protection requirements for existing facilities that withdraw 50 million gallons or more of water per day from rivers, streams, lakes, reservoirs, estuaries, oceans, or other U.S. waters for cooling purposes. Spectra Energy Capital’s three natural gas-fired generating facilities in California are affected sources under the rule. The three California facilities are part of the DENA business and were sold as part of the transaction announced in January 2006 that closed in May 2006 (see Note 10). The rule requires a Comprehensive Demonstration Study (CDS) for each affected facility to provide information needed to determine necessary facility-specific modifications and cost estimates for implementation. These studies will be completed over the next three to five years. Once compliance measures are determined and approved by regulators, a facility will typically have five or more years to implement the measures. Due to the wide range of measures potentially applicable to a given facility, and since the final selection of compliance measures will be at least partially dependent upon the CDS information, Spectra Energy Capital is not able to estimate its cost for complying with the rule at this time.

Extended Environmental Activities, Accruals. Included in Other Current Liabilities and Other Deferred Credits and Other Liabilities on the Consolidated Balance Sheets were total accruals related to extended environmental-related activities of approximately $50 million as of both March 31, 2006 and December 31, 2005. These accruals represent Spectra Energy Capital’s provisions for costs associated with remediation activities at some of its current and former sites, as well as other relevant environmental contingent liabilities. Management believes that completion or resolution of these matters will have no material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

Litigation

Western Energy and Natural Gas Litigation and Regulatory Matters. Several affiliates of Spectra Energy Capital, as well as other energy companies, are parties to 34 lawsuits filed by or on behalf of electricity and/or natural gas purchasers in several Western states.

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Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Many of the suits seek class-action certification. The plaintiffs allege that the defendants conspired to manipulate the electricity and/or natural gas markets in violation of state and/or federal antitrust, unfair business practices and other laws. Plaintiffs in some of the cases further allege that such activities, including engaging in “round trip” trades, providing false information to natural gas trade publications and unlawfully exchanging information, resulted in artificially high energy prices. Plaintiffs seek aggregate damages or restitution of billions of dollars from the defendants. Six of these cases were dismissed on filed rate and/or federal preemption grounds, and the plaintiffs in each of these dismissed cases have appealed their respective rulings to the U.S. Ninth Circuit Court of Appeals. It is not possible to predict with certainty whether Spectra Energy Capital will incur any liability or to estimate the damages, if any, that Spectra Energy Capital might incur in connection with these lawsuits, but Spectra Energy Capital does not presently believe the outcome of these matters will have a material adverse effect on its consolidated results of operations, cash flows or financial position.

In 2002, Southern California Edison Company (SCE) initiated arbitration proceedings regarding disputes with DETM relating to amounts owed in connection with the termination of bi-lateral power contracts between the parties in early 2001. This matter proceeded to hearing in November 2005. In January 2006, the parties reached an agreement in principle to resolve the matters at issue in the arbitration. The parties entered into a Settlement Agreement and Mutual Release dated as of March 10, 2006, and on March 24, 2006, DETM paid the settlement amount, including interest, into escrow. The agreement will require regulatory approval. Based on the terms of the Settlement Agreement and Mutual Release, Spectra Energy Capital does not expect that the resolution of this matter will have a material adverse effect on its consolidated results of operations, cash flows or financial position.

Trading Related Litigation. Commencing August 2003, plaintiffs filed three class-action lawsuits in the U.S. District Court for the Southern District of New York on behalf of entities who bought and sold natural gas futures and options contracts on the New York Mercantile Exchange during the years 2000 through 2002. DETM, along with numerous other entities, is named as a defendant. The plaintiffs claim that the defendants violated the Commodity Exchange Act by reporting false and misleading trading information to trade publications, resulting in monetary losses to the plaintiffs. Plaintiffs seek class action certification, unspecified damages and other relief. On September 24, 2004, the court denied a motion to dismiss the plaintiffs’ claims filed on behalf of DETM and other defendants, and on September 30, 2005, the court certified the class. DETM has reached an agreement with the plaintiffs in these consolidated cases to resolve all issues and on February 8, 2006, the court granted preliminary approval of this settlement. The agreement is subject to final court approval after notification to all class members. Spectra Energy Capital does not expect that the resolution of this matter will have a material adverse effect on its consolidated results of operations, cash flows or financial position.

On January 28, 2005, four plaintiffs filed suit in Tennessee Chancery Court against Spectra Energy Capital affiliates and other energy companies seeking class action certification on behalf of indirect purchasers of natural gas who allege that they have been harmed by defendants’ manipulation of the natural gas markets by various means, including providing false information to natural gas trade publications and unlawfully exchanging information, resulting in artificially high natural gas prices paid by plaintiffs in the State of Tennessee. Alleging that defendants violated state antitrust laws and other laws, plaintiffs seek unspecified damages and other relief. Defendants removed this case to the United States District Court for the Western District of Tennessee in March 2005, and the case was transferred to a federal judge in Nevada in Multidistrict Litigation (MDL) proceeding 1566. By order dated May 2, 2006, plaintiffs’ motion to remand the case to state court was granted. Spectra Energy Capital is unable to express an opinion regarding the probable outcome of these matters at this time.

On August 8, 2005, a plaintiff filed a lawsuit in state court in Kansas against Old Duke Energy and DETM, as well as other energy companies, claiming that the plaintiff was harmed by the defendants’ alleged manipulation of the natural gas markets by various means, including providing false information to natural gas trade publications and entering into unlawful arrangements and agreements. Old Duke Energy removed this case to the United States District Court for the District of Kansas on September 8, 2005, and the case was subsequently transferred to a federal judge in the MDL 1566 proceeding. Plaintiffs’ motion to remand the case to state court, was denied on April 26, 2006. On September 26, 2005, a class action petition was filed by two plaintiffs in state court in Kansas against various defendants including Old Duke Energy and DETM, based on substantially similar allegations. This matter also was moved to federal court, and defendants are seeking to have the case transferred to the MDL 1566 proceeding. Plaintiffs have filed a motion to remand the case to state court. The plaintiffs in the foregoing cases claim the defendants violated Kansas’ antitrust laws and seek damages in unspecified amounts. Spectra Energy Capital is unable to express an opinion regarding the probable outcome of these matters at this time.

Trading Related Investigations. Beginning in February 2004, Old Duke Energy has received requests for information from the U.S. Attorney’s office in Houston focused on the natural gas price reporting activities of certain individuals involved in DETM trading operations. Old Duke Energy has cooperated with the government in this investigation and Spectra Energy Capital is unable to express an opinion regarding the probable outcome at this time.

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Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Sonatrach/Sonatrading Arbitration. Duke Energy LNG Sales Inc. (Duke LNG), a subsidiary of Spectra Energy Capital, claims in an arbitration commenced in January 2001 in London that Sonatrach, the Algerian state-owned energy company, together with its subsidiary, Sonatrading Amsterdam B.V. (Sonatrading), breached their shipping obligations under a liquefied natural gas (LNG) purchase agreement and related transportation agreements (the LNG Agreements) relating to Duke LNG’s purchase of LNG from Algeria and its transportation by LNG tanker to Lake Charles, Louisiana. Duke LNG seeks damages of approximately $27 million. Sonatrading and Sonatrach, on the other hand, claim that Duke LNG repudiated the LNG Agreements by allegedly failing to diligently perform LNG marketing obligations. Sonatrading and Sonatrach seek damages in the amount of approximately $250 million. In 2003, an arbitration tribunal issued a Partial Award on liability issues, finding that Sonatrach and Sonatrading breached their obligations to provide shipping. The tribunal also found that Duke LNG breached the LNG Purchase Agreement by failing to perform marketing obligations. The final hearing on damages was concluded in March 2006 and the parties are awaiting a ruling from the tribunal.

Citrus Trading Corporation (Citrus) Litigation. In conjunction with the Sonatrach LNG Agreements, Duke LNG entered into a natural gas purchase contract (the Citrus Agreement) with Citrus. Citrus filed a lawsuit in March 2003 in the U.S. District Court for the Southern District of Texas against Duke LNG and PanEnergy Corp alleging that Duke LNG breached the Citrus Agreement by failing to provide sufficient volumes of gas to Citrus. Duke LNG contends that Sonatrach caused Duke LNG to experience a loss of LNG supply that affected Duke LNG’s obligations and termination rights under the Citrus Agreement. Citrus seeks monetary damages and a judicial determination that Duke LNG did not experience such a loss. After Citrus filed its lawsuit, Duke LNG terminated the Citrus Agreement and filed a counterclaim asserting that Citrus had breached the agreement by, among other things, failing to provide sufficient security under a letter of credit for the gas transactions. Citrus denies that Duke LNG had the right to terminate the agreement and contends that Duke LNG’s termination of the agreement was itself a breach, entitling Citrus to terminate the agreement and recover damages in the amount of approximately $187 million. The parties filed cross motions for partial summary judgment regarding the letter of credit issue which were subsequently denied by the Court. Other motions for partial summary judgment remain pending. No trial date has been set. It is not possible to predict with certainty whether Spectra Energy Capital will incur any liability or to estimate the damages, if any, that Spectra Energy Capital might incur in connection with the Sonatrach and Citrus matters.

Exxon Mobil Disputes. In April 2004, Mobil Natural Gas, Inc. (MNGI) and 3946231 Canada, Inc. (3946231, and collectively with MNGI, Exxon Mobil) filed a Demand for Arbitration against Old Duke Energy, DETMI, DTMSI Management Ltd. (DTMSI) and other affiliates of Spectra Energy Capital. MNGI and DETMI are the sole members of DETM. DTMSI and 3946231 are the sole beneficial owners of Duke Energy Marketing Limited Partnership (DEMLP, and with DETM, the Ventures). Among other allegations, Exxon Mobil alleges that DETMI and DTMSI engaged in wrongful actions relating to affiliate trading, payment of service fees, expense allocations and distribution of earnings in breach of agreements and fiduciary duties relating to the Ventures. Exxon Mobil seeks to recover actual damages, plus attorneys’ fees and exemplary damages; aggregate damages were not specified in the arbitration demand. Old Duke Energy denies these allegations, and has filed counterclaims asserting that Exxon Mobil breached its Ventures obligations and other contractual obligations. By order dated May 2, 2005, the arbitrators granted Old Duke Energy’s Motion for Partial Summary Judgment, effectively eliminating a significant portion of Exxon Mobil’s claims. Exxon Mobil filed a motion for reconsideration of the ruling as well as for an extension of the date for the arbitration hearing. Exxon Mobil also filed a motion to dismiss certain of Old Duke Energy’s counterclaims. Following a hearing in December 2005 on the motion for reconsideration, the arbitrators issued their ruling on January 26, 2006, generally reaffirming the original order, with a limited exception with respect to affiliate trades that is not expected to have a significant impact on the case. The panel also dismissed one of Old Duke Energy’s counterclaims. In response to a request from Exxon Mobil, the arbitration panel has postponed the commencement date of the arbitration hearing from January 2006 to October 2006 in Houston, Texas. On February 28, 2006, Old Duke Energy filed an expert report in support of its claims. On the same date, Exxon Mobil also filed a Second Amended Statement of Claim and various expert reports in support of its claims. New Duke Energy is evaluating Exxon Mobil’s filings and expects to respond by August 2006. In August 2004, DEMLP initiated arbitration proceedings in Canada against certain Exxon Mobil entities asserting that those entities wrongfully terminated two gas supply agreements with the Ventures and wrongfully failed to assume certain related gas supply agreements with other parties. A hearing in the Canadian arbitration, originally scheduled to commence in August 2005 in Calgary, Canada, was held in March 2006. The parties submitted post closing briefs and the arbitrators have scheduled oral arguments on May 16 and 17, 2006. Under the current procedural order governing the Arbitration, a ruling is expected by the third quarter of 2006. It is not possible to predict with certainty whether Spectra Energy Capital will incur any liability or to estimate the damages, if any, that might be incurred by Spectra Energy Capital as a result of these matters.

Other Litigation and Legal Proceedings. Spectra Energy Capital and its subsidiaries are involved in other legal, tax and regulatory proceedings in various forums regarding performance, contracts, royalty disputes, mismeasurement and mispayment claims (some of which are brought as class actions), and other matters arising in the ordinary course of business, some of which involve substantial

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(Unaudited)

amounts. Management believes that the final disposition of these proceedings will have no material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

Spectra Energy Capital has exposure to certain legal matters that are described herein. As of March 31, 2006, Spectra Energy Capital has recorded reserves of approximately $60 million for these proceedings and exposures. These reserves represent management’s best estimate of probable loss as defined by SFAS No. 5.

Spectra Energy Capital expenses legal costs related to the defense of loss contingencies as incurred.

Other Commitments and Contingencies

Other. As part of its normal business, Spectra Energy Capital is a party to various financial guarantees, performance guarantees and other contractual commitments to extend guarantees of credit and other assistance to various subsidiaries, investees and other third parties. To varying degrees, these guarantees involve elements of performance and credit risk, which are not included on the Consolidated Balance Sheets. The possibility of Spectra Energy Capital having to honor its contingencies is largely dependent upon future operations of various subsidiaries, investees and other third parties, or the occurrence of certain future events. (For further information see Note 15.)

In addition, Spectra Energy Capital enters into various fixed-price, non-cancelable commitments to purchase or sell power (tolling arrangements or power purchase contracts), take-or-pay arrangements, transportation or throughput agreements and other contracts that may or may not be recognized on the Consolidated Balance Sheets. Some of these arrangements may be recognized at market value on the Consolidated Balance Sheets as trading contracts or qualifying hedge positions included in Unrealized Gains or Losses on Mark-to-Market and Hedging Transactions.

See Note 15 for discussion of Calpine guarantee obligation.

15. Guarantees and Indemnifications

Spectra Energy Capital and its subsidiaries have various financial and performance guarantees and indemnifications which are issued in the normal course of business. As discussed below, these contracts include performance guarantees, stand-by letters of credit, debt guarantees, surety bonds and indemnifications. Spectra Energy Capital and its subsidiaries enter into these arrangements to facilitate a commercial transaction with a third party by enhancing the value of the transaction to the third party.

Spectra Energy Capital has issued performance guarantees to customers and other third parties that guarantee the payment and performance of other parties, including certain non-wholly owned entities. The maximum potential amount of future payments Spectra Energy Capital could have been required to make under these performance guarantees as of March 31, 2006 was approximately $575 million. Of this amount, approximately $375 million relates to guarantees of the payment and performance of less than wholly owned consolidated entities. Approximately $35 million of the performance guarantees expire between 2006 and 2007, with the remaining performance guarantees expiring after 2007 or having no contractual expiration. Additionally, Spectra Energy Capital has issued joint and several guarantees to some of the D/FD project owners, guaranteeing the performance of D/FD under its engineering, procurement and construction contracts and other contractual commitments. These guarantees have no contractual expiration and no stated maximum amount of future payments that Spectra Energy Capital could be required to make. Additionally, Fluor Enterprises Inc., as 50% owner in D/FD, has issued similar joint and several guarantees to the same D/FD project owners. In accordance with the D/FD partnership agreement, each of the partners is responsible for 50% of any payments to be made under those guarantees.

Westcoast has issued performance guarantees to third parties guaranteeing the performance of unconsolidated entities, such as equity method investments, and of entities previously sold by Westcoast to third parties. Those guarantees require Westcoast to make payment to the guaranteed third party upon the failure of such unconsolidated or sold entity to make payment under some of its contractual obligations, such as debt, purchase contracts and leases. The maximum potential amount of future payments Westcoast could have been required to make under those performance guarantees as of March 31, 2006 was approximately $15 million. Of those guarantees, approximately $10 million expire in 2006, with the remainder having no contractual expiration.

Spectra Energy Capital uses bank-issued stand-by letters of credit to secure the performance of non-wholly owned entities to a third party or customer. Under these arrangements, Spectra Energy Capital has payment obligations to the issuing bank which are triggered by a draw by the third party or customer due to the failure of the non-wholly owned entity to perform according to the terms of its underlying contract. The maximum potential amount of future payments Spectra Energy Capital could have been required to make under these letters of credit as of March 31, 2006 was approximately $90 million. Of this amount, approximately $85 million was issued on behalf of

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(Unaudited)

less than wholly owned consolidated entities with the remaining amount issued on behalf of affiliated entities. Substantially all of these letters of credit were issued on behalf of less than wholly owned consolidated entities and expire in 2006 or 2007.

Spectra Energy Capital has guaranteed certain issuers of surety bonds, obligating itself to make payment upon the failure of a non-wholly owned entity to honor its obligations to a third party. As of March 31, 2006, Spectra Energy Capital had guaranteed approximately $10 million of outstanding surety bonds related to obligations of non-wholly owned entities. The majority of these bonds expire in various amounts in 2006.

Natural Gas Transmission, International Energy, and Crescent have issued guarantees of debt and performance guarantees associated with non-consolidated entities and less than wholly owned consolidated entities. If such entities were to default on payments or performance, Natural Gas Transmission, International Energy, or Crescent would be required under the guarantees to make payment on the obligation of the less than wholly owned entity. As of March 31, 2006, Natural Gas Transmission was the guarantor of approximately $15 million of debt at Westcoast associated with less than wholly owned entities, which expire in 2019. International Energy was the guarantor of approximately $10 million of performance guarantees associated with less than wholly owned entities. Substantially all of these guarantees expire between 2006 and 2008. Crescent was the guarantor of approximately $15 million of debt associated with less than wholly owned entities, which expire in 2006.

Spectra Energy Capital has issued guarantees to customers or other third parties related to the payment or performance obligations of certain entities that were previously wholly owned by Old Duke Energy but which have been sold to third parties, such as DukeSolutions, Inc. (DukeSolutions) and Duke Engineering & Services, Inc. (DE&S). These guarantees are primarily related to payment of lease obligations, debt obligations, and performance guarantees related to provision of goods and services. Spectra Energy Capital has received back-to-back indemnification from the buyer of DE&S indemnifying Spectra Energy Capital for any amounts paid by Spectra Energy Capital related to the DE&S guarantees. Spectra Energy Capital also received indemnification from the buyer of DukeSolutions for the first $2.5 million paid by Spectra Energy Capital related to the DukeSolutions guarantees. Further, Spectra Energy Capital granted indemnification to the buyer of DukeSolutions with respect to losses arising under some energy services agreements retained by DukeSolutions after the sale, provided that the buyer agreed to bear 100% of the performance risk and 50% of any other risk up to an aggregate maximum of $2.5 million (less any amounts paid by the buyer under the indemnity discussed above). Additionally, for certain performance guarantees, Spectra Energy Capital has recourse to subcontractors involved in providing services to a customer. These guarantees have various terms ranging from 2006 to 2019, with others having no specific term. Spectra Energy Capital is unable to estimate the total maximum potential amount of future payments under these guarantees, since some of the underlying agreements have no limits on potential liability.

In connection with Spectra Energy Capital’s sale of the Murray merchant generation facility to KGen, in August 2004, Spectra Energy Capital guaranteed in favor of a bank the repayment of any draws under a $120 million letter of credit issued by the bank to Georgia Power Company. The letter of credit, which expires in 2006, is related to the obligation of a KGen subsidiary under a seven-year power sales agreement, commencing in May 2005. Spectra Energy Capital will be required to ensure reissuance of this letter of credit or issue similar credit support until the power sales agreement expires in 2012. Spectra Energy Capital will operate the sold Murray facility under an operation and maintenance agreement with the KGen subsidiary. As a result, the guarantee has an immaterial fair value. Further, KGen has agreed to indemnify Spectra Energy Capital for any payments Spectra Energy Capital makes with respect to the $120 million letter of credit.

In 1999, IDC issued approximately $100 million in bonds to purchase equipment for lease to Hidalgo, a subsidiary of Spectra Energy Capital. Spectra Energy Capital unconditionally and irrevocably guaranteed the lease payments of Hidalgo to IDC through 2028. In 2000, Hidalgo was sold to Calpine Corporation and Spectra Energy Capital remained obligated under the lease guaranty. In January 2006, Hidalgo and its subsidiaries filed for bankruptcy protection in connection with the previous bankruptcy filing by its parent, Calpine Corporation in December 2005. Gross exposure under the guarantee obligation as of March 31, 2006 is approximately $200 million, which includes principal and interest. Spectra Energy Capital does not believe a loss under the guarantee obligation is probable as of March 31, 2006, but continues to evaluate the situation. Therefore, no reserves have been recorded for any contingent loss as of March 31, 2006. No demands for payment of principal or interest have been made under the guarantee. If future losses are incurred under the guarantee, Spectra Energy Capital has certain rights which should allow it to mitigate such loss.

Spectra Energy Capital has entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants. Typically, claims may be made by third parties for various periods of time, depending on the nature of the claim. Spectra Energy Capital’s potential exposure under these indemnification

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agreements can range from a specified amount, such as the purchase price, to an unlimited dollar amount, depending on the nature of the claim and the particular transaction. Spectra Energy Capital is unable to estimate the total potential amount of future payments under these indemnification agreements due to several factors, such as the unlimited exposure under certain guarantees.

As of March 31, 2006, the amounts recorded for the guarantees and indemnifications mentioned above are immaterial, both individually and in the aggregate.

16. Member’s Equity and Related Party Transactions

As discussed in Note 7, in February 2005, DEFS sold its wholly owned subsidiary TEPPCO GP, the general partner of TEPPCO Partners, L.P. (TEPPCO), for approximately $1.1 billion and Spectra Energy Capital sold its limited partner interest in TEPPCO for approximately $100 million. Prior to the completion of these sale transactions, Spectra Energy Capital accounted for its investment in TEPPCO under the equity method of accounting. For the three months ended March 31, 2005, TEPPCO had operating revenues of approximately $1,524 million, operating expenses of approximately $1,463 million, operating income of approximately $61 million, income from continuing operations of approximately $46 million, and net income of approximately $47 million.

During the first quarter of 2006, Spectra Energy Capital advanced approximately $89 million to its parent, Old Duke Energy. The advance is presented as Advances to Parent within financing activities in the Consolidated Statements of Cash Flows for the three months ended March 31, 2006.

During the first quarter of 2005, Spectra Energy Capital distributed $750 million to Old Duke Energy, to provide funding for the execution of Old Duke Energy’s accelerated share acquisition plan. The distribution was principally obtained from Spectra Energy Capital’s portion of the cash proceeds realized from the sale by DEFS of TEPPCO GP and Spectra Energy Capital’s sale of its limited partner interest in TEPPCO, noted above.

During 2004, $267 million of cash advances were received by Spectra Energy Capital from Old Duke Energy as a partial return of the income tax benefit associated with the transfer of deferred tax assets to Old Duke Energy in 2004. During the first quarter of 2005, Old Duke Energy forgave these advances of $267 million and Spectra Energy Capital classified the $267 million as an addition to Member’s Equity. This forgiveness has been presented as a non-cash financing activity in the Consolidated Statements of Cash Flows for the three months ended March 31, 2005.

Balances due to or due from Old Duke Energy included in the Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005 are as follows:

Assets/(Liabilities)	March 31, 2006	December 31, 2005
	(in millions)
Advances receivable(b)	$1	$—
Taxes receivable(a)	—	187
Taxes payable(e)	(52)	—
Other current liabilities(c)	(30)	(2)
Other non-current liabilities(d)	—	(30)

(a)	The balance is classified as Other Current Assets on the Consolidated Balance Sheets.
(b)	Advances receivable are included in Other within Investments and Other Assets on the Consolidated Balance Sheets. The advances do not bear interest, are carried as open accounts and are not segregated between current and non-current amounts.
(c)	The balance is classified as Other Current Liabilities on the Consolidated Balance Sheets.
(d)	The balance is classified as Other Deferred Credits and Other Liabilities on the Consolidated Balance Sheets.
(e)	The balance is classified as Taxes Accrued on the Consolidated Balance Sheets.

For the three months ended March 31, 2006, and 2005, Spectra Energy Capital recorded income in the amount of $17 million and $41 million, respectively, related to management fees charged to an unconsolidated affiliate of Spectra Energy Capital. These amounts are recorded in Other income and expenses, net on the Consolidated Statements of Operations. Previously, these amounts were recorded as Operating Revenue on the Consolidated Statements of Operations. Additionally, for the three months ended March 31, 2006 and 2005, Spectra Energy Capital recognized recoveries of expenses in the amount of $135 million and $101 million, respectively. These amounts represent recoveries of direct and allocated corporate governance and shared services costs charged to Duke Energy Carolinas and are reflected as an offset within Operation, maintenance, and other and Depreciation and amortization within Operating Expenses on the Consolidated Statements of Operations.

NorthSouth Insurance Company Limited is a subsidiary of Bison which insures exposures of Old Duke Energy. Included in Other Current Liabilities within the Consolidated Balance Sheets are unearned premiums of approximately $20 million and $2 million as of March 31, 2006 and December 31, 2005, respectively. Included in Non-regulated Electric, Natural Gas, Natural Gas Liquids, and Other

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within the Consolidated Statements of Operations are earned premiums of approximately $6 million and $5 million for the three months ended March 31, 2006 and 2005, respectively.

In July 2005, Old Duke Energy caused a Spectra Energy Capital subsidiary to complete the transfer of a 19.7% interest in DEFS to ConocoPhillips, Spectra Energy Capital’s co-equity owner in DEFS, which reduced Spectra Energy Capital’s ownership interest in DEFS from 69.7% to 50% and resulted in Spectra Energy Capital and ConocoPhillips becoming equal 50% owners of DEFS. As a result of this transaction, Spectra Energy Capital deconsolidated its investment in DEFS and subsequently has accounted for the investment using the equity method of accounting. Spectra Energy Capital’s 50% of equity in earnings of DEFS for the three-months ended March 31, 2006 was approximately $146 million and Spectra Energy Capital’s investment in DEFS as of March 31, 2006 was $1,379 million, which is included in Investments in Unconsolidated Affiliates in the accompanying Consolidated Balance Sheets. During the three-months ended March 31, 2006, Spectra Energy Capital had gas sales to, purchases from, and other operating expenses from affiliates of DEFS of approximately $34 million, $8 million and $4 million, respectively. As of March 31, 2006, Spectra Energy Capital had payables to affiliates of DEFS of approximately $83 million. Additionally, Spectra Energy Capital received approximately $90 million in distributions of earnings from DEFS in 2006, which are included in Other, assets within Cash Flows from Operating Activities in the accompanying Consolidated Statements of Cash Flows. Spectra Energy Capital has recognized an approximate $60 million receivable as of March 31, 2006 due to its share of a distribution declared by DEFS in March 2006 but paid in April 2006. Summary financial information for DEFS, which is accounted for under the equity method, as of and for the three-months ended March 31, 2006 is as follows:

Three-months Ended March 31, 2006
(in millions)
Operating revenues	$3,309
Operating expenses	$2,994
Operating income	$315
Net income	$291
March 31, 2006
(in millions)
Current assets	$1,893
Non-current assets	$4,876
Current liabilities	$1,976
Non-current liabilities	$2,015
Minority interest	$93

DEFS is a limited liability company which is a pass-through entity for U.S. income tax purposes. DEFS also owns corporations who file their own respective, federal, foreign and state income tax returns and income tax expense related to these corporations is included in the income tax expense of DEFS. Therefore, DEFS’ net income does not include income taxes for earnings which are pass-through to the members based upon their ownership percentage and Spectra Energy Capital recognizes the tax impacts of its share of DEFS’ pass-through earnings in its income tax expense from continuing operations in the accompanying Consolidated Statements of Operations.

Also see Notes 7, 9, 11 and 15 for additional related party information.

17. New Accounting Standards

The following new accounting standards were adopted by Spectra Energy Capital subsequent to March 31, 2005 and the impact of such adoption, if applicable, has been presented in the accompanying Consolidated Financial Statements:

SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (SFAS No. 153). In December 2004, the FASB issued SFAS No. 153 which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB Opinion No. 29 based on the book value of the asset surrendered with no gain or loss recognition. SFAS No. 153 also eliminates APB Opinion No. 29’s concept of culmination of an earnings process. The amendment requires that an exchange of nonmonetary assets be accounted for at fair value if the exchange has commercial substance and fair value is determinable within reasonable limits. Commercial substance is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. If the difference is significant, the transaction is considered to have commercial substance and should be recognized at fair value. SFAS No. 153 is effective for nonmonetary transactions occurring on or after July 1, 2005. The adoption of SFAS No. 153 did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

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(Unaudited)

FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (FIN 47). In March 2005, the FASB issued FIN 47, which clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143. A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Therefore, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation under SFAS No. 143 if the fair value of the liability can be reasonably estimated. The provisions of FIN 47 were effective for Spectra Energy Capital as of December 31, 2005.

FASB Staff Position (FSP) No. APB 18-1, “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence” (FSP No. APB 18-1). In July of 2005, the FASB staff issued FSP No. APB 18-1 which provides guidance for how an investor should account for its proportionate share of an investee’s equity adjustments for other comprehensive income (OCI) upon a loss of significant influence. APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (APB Opinion No. 18), requires a transaction of an equity method investee of a capital nature be accounted for as if the investee were a consolidated subsidiary, which requires the investor to record its proportionate share of the investee’s adjustments for OCI as increases or decreases to the investment account with corresponding adjustments in equity. FSP No. APB 18-1 requires that an investor’s proportionate share of an investee’s equity adjustments for OCI should be offset against the carrying value of the investment at the time significant influence is lost and equity method accounting is no longer appropriate. However, to the extent that the offset results in a carrying value of the investment that is less than zero, an investor should (a) reduce the carrying value of the investment to zero and (b) record the remaining balance in income. The guidance in FSP No. APB 18-1 was effective for Spectra Energy Capital beginning October 1, 2005. The adoption of FSP No. APB 18-1 did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

SFAS No. 123(R). In December of 2004, the FASB issued SFAS No. 123(R), which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. For Old Duke Energy, timing for implementation of SFAS No. 123(R) was January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 are no longer an acceptable alternative. Instead, Old Duke Energy is required to determine an appropriate expense for stock options and record compensation expense in the Consolidated Statements of Operations for stock options. Old Duke Energy implemented SFAS No. 123(R) using the modified prospective transition method, which required Spectra Energy Capital to record compensation expense for all unvested awards beginning January 1, 2006.

Spectra Energy Capital currently also has retirement eligible employees with outstanding share-based payment awards (unvested stock awards, stock based performance awards and phantom stock awards). Compensation cost related to those awards was previously expensed over the stated vesting period or until actual retirement occurred. Effective January 1, 2006, Spectra Energy Capital is required to recognize compensation cost for new awards granted to employees over the requisite service period, which generally begins on the date the award is granted through the earlier of the date the award vests or the date the employee becomes retirement eligible. Awards, including stock options, granted to employees that are already retirement eligible will be deemed to have vested immediately upon issuance, and therefore, compensation cost for those awards will be recognized on the date such awards are granted.

SFAS No. 123(R), which was adopted by Old Duke Energy effective January 1, 2006, is not anticipated to have a material impact on its consolidated results of operations, cash flows or financial position in 2006 based on awards outstanding as of the implementation date. However, the impact to Spectra Energy Capital in periods subsequent to adoption of SFAS No. 123(R) will be largely dependent upon the nature of any new share-based compensation awards issued to employees by New Duke Energy. (See Note 2).

Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment” (SAB 107). On March 29, 2005, the Securities and Exchange Commission (SEC) staff issued SAB 107 to express the views of the staff regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and to provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. Spectra Energy Capital adopted SFAS No. 123R and SAB 107 effective January 1, 2006.

FSP No. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” The FASB issued FSP No. FAS 115-1 and 124-1 in November 2005 which was effective for Spectra Energy Capital beginning January 1, 2006. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

Equity Method of Accounting for Investments in Common Stock.” The adoption of FSP No. FAS 115-1 and 124-1 did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

The following new accounting standards have been issued, but have not yet been adopted by Spectra Energy Capital as of March 31, 2006:

Statement of Financial Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” In February 2006, the FASB issued FAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. This Statement is effective January 1, 2007. Spectra Energy Capital does not anticipate the adoption of SFAS No. 155 will have any material impact on its consolidated results of operations, cash flows or financial position.

SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” In March 2006, the FASB issued FAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement requires recognition of a servicing asset or liability when an entity enters into arrangements to service financial instruments in certain situations. Such servicing assets or servicing liabilities are required to be initially measured at fair value, if practicable. SFAS No. 156 also allows an entity to subsequently measure its servicing assets or servicing liabilities using either an amortization method or a fair value method. This Statement is effective January 1, 2007. Spectra Energy Capital does not anticipate the adoption of SFAS No. 156 will have any material impact on its consolidated results of operations, cash flows or financial position.

FASB Staff Position (FSP) No. FIN 46 (R)-6, “Determining the Variability to Be Considered In Applying Interpretation No. 46(R)” In April 2006, the FASB staff issued FSP No. FIN 46 (R)-6 to address how to determine the variability to be considered in applying FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities. The variability that is considered in applying Interpretation 46(R) affects the determination of whether the entity is a variable interest entity, which interests are variable interests in the entity, and which party, if any, is the primary beneficiary of the VIE. The variability affects the calculation of expected losses and expected residual returns. This Statement is effective July 1, 2006. Spectra Energy Capital does not anticipate the adoption of FSP No. FIN 46 (R)-6 will have any material impact of its consolidated results of operations, cash flows or financial position.

FSP No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event” In February 2006, the FASB staff issued FSP No. 123(R)-4 to address the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. The guidance amends SFAS 123(R). FSP 123(R)-4 provides that cash settlement features that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not require classifying the option or similar instrument as a liability until it becomes probable that the event will occur. FSP 123(R)-4 applies only to options or similar instruments issued as part of employee compensation arrangements. The guidance in FSP 123(R)-4 is effective for Spectra Energy Capital as of April 1, 2006. Spectra Energy Capital adopted SFAS 123(R) as of January 1, 2006 (see Note 2). The adoption of FSP No. FAS 123(R)-4 did not have a material impact on Spectra Energy Capital’s consolidated statement of operations, cash flows or financial position.

18. Income Tax Expense

Although the outcome of tax audits is uncertain, management believes that adequate provisions for income and other taxes have been made for potential liabilities resulting from such matters. As of March 31, 2006, Spectra Energy Capital has total provisions of approximately $116 million for uncertain tax positions, as compared to $115 million as of December 31, 2005, including interest. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

The effective tax rate for income from continuing operations for the three months ended March 31, 2006 was approximately 42.9% as compared to the effective tax rate for income from continuing operations of 37.3% for the same period in 2005. The increase in the effective tax rate is due to losses generated by Spectra Energy Capital entities for which Spectra Energy Capital does not receive a tax benefit as these losses flow-through to Old Duke Energy as a result of Spectra Energy Capital being a pass-through entity for U.S. income tax purposes.

As of March 31, 2006 and December 31, 2005, approximately $203 million and $168 million, respectively, of current deferred tax assets were included in Other within Current Assets on the Consolidated Balance Sheets. At March 31, 2006, this balance exceeded 5% of total current assets.

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

19. Subsequent Events

For information on subsequent events related to basis of presentation, acquisitions and dispositions, discontinued operations and assets held for sale, business segments, and related party transactions, see Notes 1, 7, 10, 11, and 16, respectively.

Subsequent events have not been otherwise modified or updated from those presented in Spectra Energy Capital’s Form 10-Q for the quarterly period ended March 31, 2006, except for the following sections discussed below:

•	Acquisitions and Dispositions—Cinergy
•	Acquisitions and Dispositions—Gas Spin
•	Acquisitions and Dispositions—Crescent
•	Discontinued Operations—Other/DENA
•	Impairments and Other Charges—DEI

Acquisitions and Dispositions—Cinergy. On April 3, 2006, Duke Energy completed its previously announced merger with Cinergy. See Note 1 for more information. In conjunction with the merger, Duke Energy transferred the operations of Duke Energy Merchants, LLC and Duke Energy Merchant Finance, LLC (collectively DEM) to Spectra Energy Capital, Spectra Energy Capital transferred the operations of its wholly-owned captive insurance subsidiary, Bison Insurance Company Limited (Bison), to Duke Energy and Spectra Energy Capital indirectly transferred to Duke Energy Ohio, a subsidiary of Cinergy, its ownership interest in DENA’s Midwestern assets.

In connection with the transfer of the Midwestern assets, Spectra Energy Capital transferred to Duke Energy Ohio approximately $1.6 billion of assets at their carrying value and approximately $0.1 billion of liabilities at their carrying value, for a net transfer of approximately $1.5 billion. In connection with the transfer of DENA’s Midwestern assets, Spectra Energy Capital and Duke Energy Ohio entered into an arrangement through April 2016, unless otherwise extended by the parties, whereby Spectra Energy Capital will reimburse Duke Energy Ohio in the event of certain cash shortfalls that may result from Duke Energy Ohio’s ownership of the Midwestern assets.

As a result of Duke Energy’s merger with Cinergy, Spectra Energy Capital and its subsidiaries entered into a tax sharing agreement with Duke Energy, effective April 1, 2006, where the separate return method is used to allocate income taxes to the subsidiaries based on the results of their operations. The accounting for income taxes essentially represents the income taxes that Spectra Energy Capital would incur if Spectra Energy Capital were a separate company filing its own tax return as a C-Corporation. Prior to entering into this tax sharing agreement, Spectra Energy Capital and Duke Energy Americas (DEA) were pass-through entities for U.S. income tax purposes. As a result, on April 1, 2006, all deferred taxes related to Spectra Energy Capital and DEA, which previously flowed through to Spectra Energy Capital’s parent, Duke Energy, were reinstated, resulting in an increase in Member’s Equity of approximately $37 million.

Acquisitions and Dispositions—Gas Spin. In conjunction with the spin off of its gas operations, on January 1, 2007, Duke Energy contributed all of its member’s equity in Duke Capital LLC to Spectra Energy Corp (Spectra Energy). Duke Capital LLC then changed its name to Spectra Energy Capital. On January 2, 2007, Duke Energy distributed all of the common stock of Spectra Energy to the stockholders of Duke Energy. After the distribution, Spectra Energy Capital became a direct wholly-owned subsidiary of Spectra Energy and holds substantially all of the assets and liabilities of Duke Energy’s former natural gas transmission and storage, distribution, and gathering and processing business. In anticipation of these events, on December 30, 2006, Spectra Energy Capital distributed certain subsidiaries not related to the gas business to Duke Energy, including Duke Energy International, Crescent, DENA and its 60% ownership interest in DETM.

In connection with these transactions, Spectra Energy entered into agreements with Duke Energy that set forth the terms and conditions and provide a framework for Spectra Energy’s relationship with Duke Energy after the distribution. These agreements generally provide that liabilities related to businesses and operations that have been transferred to Duke Energy will be the responsibility of Duke Energy, and Spectra Energy will be responsible for liabilities related to businesses and operations retained by Spectra Energy. Additionally, Spectra Energy provided an indemnification to Duke Energy for amounts paid by Duke Energy under guarantees of Spectra Energy subsidiaries that were formerly owned by Duke Energy. Such Duke Energy guarantees became third party guarantees upon Duke Energy’s distribution of Spectra Energy.

Acquisitions and Dispositions—Crescent. On September 7, 2006, an indirect wholly owned subsidiary of Spectra Energy Capital closed an agreement to create a joint venture of Crescent (the Crescent JV) with Morgan Stanley Real Estate Fund V U.S., L.P. (MSREF) and other affiliated funds controlled by Morgan Stanley (collectively the MS Members). Under the agreement, the Spectra Energy Capital subsidiary contributed all of the membership interests in Crescent to a newly-formed joint venture, which was ascribed an enterprise value of approximately $2.1 billion as of December 31, 2005. In conjunction with the formation of the Crescent JV, the joint venture, Crescent and Crescent’s subsidiaries entered into a credit agreement with third party lenders under which Crescent borrowed approximately $1.23

SPECTRA ENERGY CAPITAL, LLC

Notes To Consolidated Financial Statements—(Continued)

(Unaudited)

billion, of which approximately $1.19 billion was immediately distributed to Spectra Energy Capital. Immediately following the debt transaction, the MS Members collectively acquired a 49% membership interest in the Crescent JV from Spectra Energy Capital for a purchase price of approximately $415 million. The MS Members 49% interest reflects a 2% interest in the Crescent JV issued by the joint venture to the President and Chief Executive Officer of Crescent which is subject to forfeiture if the executive voluntarily leaves the employment of the Crescent JV within a three year period. Additionally, this interest can be put back to the Crescent JV after three years or possibly earlier upon the occurrence of certain events at an amount equal to 2% of the fair value of the Crescent JV’s equity as of the put date. Therefore, the Crescent JV will accrue the obligation related to the put as a liability over the three year forfeiture period. Accordingly, Spectra Energy Capital has an effective 50% ownership in the equity of the Crescent JV for financial reporting purposes.

In conjunction with this transaction, Spectra Energy Capital recognized a pre-tax gain on the sale of approximately $250 million during September 2006. As a result of the Crescent transaction, Spectra Energy Capital no longer controls the Crescent JV and on September 7, 2006 deconsolidated its investment in Crescent and subsequently will account for its investment in the Crescent JV utilizing the equity method of accounting. The combination of Spectra Energy Capital’s reduction in ownership and the increased interest expense at the Crescent JV as a result of the debt transaction, the impacts of which will be reflected in Spectra Energy Capital’s future equity earnings, will likely significantly impact the amount of equity earnings of the Crescent JV that Spectra Energy Capital will recognize in future periods. Since the Crescent JV will capitalize interest as a component of project costs, the impacts of the interest expense on Spectra Energy Capital’s equity earnings will be recognized as projects are sold by the Crescent JV.

Discontinued Operations—Other (DENA). In January 2006, a Spectra Energy Capital subsidiary signed an agreement with LS Power to purchase DENA’s remaining fleet of power generation assets outside the Midwest (see Note 12 for additional information). In May 2006, the transaction with LS Power closed and total proceeds from the sale were approximately $1.6 billion, including certain working capital adjustments.

In conjunction with the exit plan, additional charges of approximately $700 million of costs had been incurred from the announcement date through September 30, 2006. Management does not anticipate any additional material charges related to the DENA exit plan.

Impairments and Other Charges—DEI. In the second quarter of 2006, International Energy recorded a $55 million other-than-temporary impairment charge related to an investment in Compañía de Servicios de Compresión de Campeche, S.A. de C.V. (Campeche), a natural gas compression facility in the Cantarell oil field in the Gulf of Mexico. Campeche project revenues are generated from the gas compression services agreement (GCSA) with the Mexican National Oil Company (PEMEX). The current GCSA expired on October 26, 2006 and a nine month extension was executed on November 2, 2006. In the second quarter of 2006, based on ongoing discussions with PEMEX, it was determined that there was a limited future need for Campeche’s gas compression services. Management of International Energy determined that it is probable that the Campeche investment will ultimately be sold or the GCSA will be renewed for a significantly lower rate. An other-than-temporary impairment loss was recorded to reduce the carrying value to management’s best estimate of realizable value. The charges consist of a $17 million impairment of the carrying value of the equity method investment, which has been classified within (Losses) Gains on Sales and Impairments of Equity Investments in the Consolidated Statements of Operations for the nine months ended September 30, 2006, and a $38 million reserve against notes receivable from Campeche, which has been classified within Operations, Maintenance and Other in the Consolidated Statements of Operations for the nine months ended September 30, 2006. The facility ownership will transfer to PEMEX in August 2007. The carrying value of the note at September 30, 2006 was $17 million, which is management’s best estimate of the net realizable value of the note receivable from Campeche.

In conjunction with the Sonatrach/Sonatrading arbitration described in Note 14, the tribunal issued its award on damages on November 30, 2006. Duke LNG was awarded approximately $23 million for Sonatrach’s breach of its shipping obligations. Sonatrach and Sonatrading were awarded a smaller but unspecified amount that will, when calculated, be substantially less than the $23 million awarded to Duke LNG, and result ultimately in a net positive, but immaterial, award to Duke LNG.

In conjunction with the Citrus Litigation described in Note 14, the Court made rulings regarding the issues of fact and law that remain for trial, and the case is scheduled for a jury trial to commence in January 2007. In December 2006, Duke LNG made a settlement offer that was rejected by Citrus. It is not possible to predict the ultimate outcome of the Citrus matter. In December 2006, Spectra Energy Capital will recognize a reserve in the amount of $45 million.

In December 2006, Duke Energy and Spectra Energy Capital have had discussions with a potential buyer of their assets in Bolivia. Such discussions to sell the Bolivian assets are subject to a binding agreement between the parties, which is expected in the near future; however, based upon the sales price included in these discussions, management of Duke Energy and Spectra Energy Capital anticipate recognizing a pretax impairment of the Bolivian assets in December 2006 in the amount of approximately $30 million.

SPECTRA ENERGY CAPITAL, LLC

Item 2. Management’s Discussion and Analysis of Results of Operations and Financial Condition.

INTRODUCTION

Management’s Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements.

Recasting of Previously Issued Financial Statements. Duke Energy Holding Corporation (Duke Energy HC) was incorporated in Delaware on May 3, 2005 as Deer Holding Corporation, a wholly-owned subsidiary of Duke Energy Corporation (Old Duke Energy). On April 3, 2006, in accordance with the previously announced merger agreement, Old Duke Energy and Cinergy Corp. (Cinergy) merged into two wholly-owned subsidiaries of Duke Energy HC, resulting in Duke Energy HC becoming the parent of Old Duke Energy and Cinergy. In connection with the closing of the merger transactions, Duke Energy HC changed its name to Duke Energy Corporation (New Duke Energy or Duke Energy) and, on April 3, 2006, Old Duke Energy converted its form of organization from a North Carolina corporation to a North Carolina limited liability company and was renamed Duke Power Company LLC, and then was subsequently renamed Duke Energy Carolinas LLC (Duke Energy Carolinas) in October 2006. On April 3, 2006, Duke Energy Carolinas transferred to its parent, New Duke Energy, all of its membership interests in its wholly-owned subsidiary Spectra Energy Capital, LLC (Spectra Energy Capital, formerly Duke Capital LLC). The term Duke Energy, as used in this report, refers to Old Duke Energy and New Duke Energy, as the context requires.

On April 1, 2006, in connection with the above transactions, Old Duke Energy transferred the operations of Duke Energy Merchants, LLC and Duke Energy Merchant Finance, LLC (collectively DEM) to Spectra Energy Capital. As a result of these transfers, prior periods have been retrospectively adjusted to include the results of operations, financial position and cash flows related to DEM as these transactions represent a transfer of assets between entities under common control.

Also on April 1, 2006, Spectra Energy Capital transferred the operations of its wholly-owned captive insurance subsidiary, Bison Insurance Company Limited (Bison), to New Duke Energy. Due to continuing involvement between Bison and Spectra Energy Capital entities, the results of operations of Bison do not qualify for discontinued operations treatment. Accordingly, Bison’s operations continue to be included in Spectra Energy Capital’s results of operations, financial position and cash flows for all periods presented.

Additionally in April 2006, Spectra Energy Capital indirectly transferred to Duke Energy Ohio, Inc. (Duke Energy Ohio), a subsidiary of Cinergy, its ownership interest in Duke Energy North America’s (DENA’s) Midwestern assets, representing a mix of combined cycle and peaking plants, with a combined capacity of approximately 3,600 megawatts (MWs). The results of operations of DENA’s Midwestern assets have been reflected as discontinued operations in the accompanying Consolidated Statements of Operations (see Note 10).

In conjunction with Duke Energy’s merger with Cinergy, Spectra Energy Capital adopted new business segments (see Note 11). Also, Spectra Energy Capital has reclassified management fees charged to an unconsolidated affiliate of Spectra Energy Capital (see Note 16) from revenues to other income/expense.

Except as required to reflect the legal entity changes, discontinued operations, the segment changes and reclassification discussed above, and to update subsequent events (see Note 19), the financial statements have not been otherwise modified or updated from those presented in Spectra Energy Capital’s Form 10-Q for the quarter ended March 31, 2006. The effect of these changes from amounts previously reported in Spectra Energy Capital’s financial statements is summarized in Note 1 to Spectra Energy Capital’s consolidated financial statements.

Executive Overview

For the three months ended March 31, 2006, Spectra Energy Capital reported net income of $222 million as compared to net income of $652 million for the three months ended March 31, 2005. The decrease in net income was due primarily to the pre-tax gain of approximately $900 million (net of minority interest of approximately $343 million) recorded in 2005 related to DCP Midstream, LLC’s (formerly Duke Energy Field Services, LLC) (DEFS) sale of Texas Eastern Products Pipeline Company, LLC (TEPPCO GP), which is the general partner of TEPPCO Partners, LP (TEPPCO LP), and Spectra Energy Capital’s sale of its limited partner interests in TEPPCO LP and the recognition of prior year hedge losses. Despite historically mild winter weather, Spectra Energy Capital’s gas operations delivered solid performance for the three months ended March 31, 2006. Highlights for the quarter include:

•	Natural Gas Transmission’s earnings increased for the three months ended March 31, 2006 as compared to the same period in the prior year, primarily due to an approximate $24 million gain on the settlement of a customer’s transportation contracts. Excluding this gain, earnings growth was primarily the result of U.S. pipeline expansion projects, natural gas processing and favorable foreign exchange rate impacts from the strengthening Canadian currency;
•	Field Services results benefited from strong commodity prices and gas marketing results, offset by the reduction in ownership percentage by Spectra Energy Capital as a result of the DEFS disposition transaction whereby Spectra Energy Capital reduced its ownership interest in DEFS from 69.7% to 50% effective July 1, 2005;

•	International Energy experienced improved results over the same period of the prior year primarily due to improved prices and volumes in Latin America, favorable foreign exchange rate impacts in Brazil and increased margins at National Methanol Company;
•	Crescent Resources, LLC (Crescent) had lower earnings for the three months ended March 31, 2006 as compared to the same period of the prior year due to lower legacy land sales;
•	Losses were incurred in discontinued operations for the three months ended March 31, 2006, due primarily to certain contract terminations as a result of progress towards completing the DENA exit plan; and
•	Additionally, earnings for the three months ended March 31, 2006 as compared to the prior year period were favorably impacted by reduced hedge losses as a result of the prior year charges recognized in connection with the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk.

On April 3, 2006, Old Duke Energy and Cinergy consummated the previously announced merger, which combines the Old Duke Energy and Cinergy regulated franchises as well as deregulated generation in the Midwestern United States. Throughout the remainder of 2006, New Duke Energy management will be focused on establishing an industry-leading electric power platform through successful execution of the merger plan, primarily the timely, cost-effective integration of the legacy Old Duke Energy and Cinergy businesses.

Spectra Energy Capital has made substantial progress in completing the DENA exit plan. Substantially all of DENA’s portfolio of derivative contracts (approximately 95%) has been transferred to Barclays Bank PLC (Barclays), which essentially eliminated Spectra Energy Capital’s credit, collateral, market and legal risk associated with DENA’s derivative trading positions. In May 2006, the transaction with a subsidiary of LS Power Equity Partners (LS Power) closed and total proceeds from the sale are expected to be approximately $1.6 billion, including certain working capital adjustments.

RESULTS OF OPERATIONS

Results of Operations and Variances

	Three Months Ended March 31,
	2006	2005	Increase (Decrease)
	(in millions)
Operating revenues	$1,921	$4,063	$(2,142)
Operating expenses	1,467	3,680	(2,213)
Gains on sales of investments in commercial and multi-family real estate	26	42	(16)
Gains on sales of other assets and other, net	33	7	26

Operating income	513	432	81
Other income and expenses, net	195	1,344	(1,149)
Interest expense	175	220	(45)
Minority interest expense	15	420	(405)

Earnings from continuing operations before income taxes	518	1,136	(618)
Income tax expense from continuing operations	222	424	(202)

Income from continuing operations	296	712	(416)
Loss from discontinued operations, net of tax	(74)	(60)	(14)

Net income	$222	$652	$(430)

Consolidated Operating Revenues

Three Months Ended March 31, 2006 as Compared to March 31, 2005. Consolidated operating revenues for the three months ended March 31, 2006 decreased $2,142 million, compared to the same period in 2005. This change was driven primarily by:

•	A $2,658 million decrease due to the deconsolidation of DEFS, effective July 1, 2005

Partially offsetting this decrease in revenues were:

•	A $283 million increase at Natural Gas Transmission due to new Canadian assets, primarily the Empress System (approximately $145 million), recovery of higher natural gas commodity costs (approximately $118 million), resulting from higher natural gas prices passed through to customers without a mark-up at Union Gas Limited (Union Gas), and favorable Canadian dollar foreign exchange impacts (approximately $55 million), partially offset by lower gas usage due to unseasonably warmer weather (approximately $85 million)

•	An approximate $100 million increase in Other primarily related to the prior year impact of the realized and unrealized mark-to-market losses of Field Services’ hedges that had been recorded in operating revenues prior to the deconsolidation of DEFS, and
•	A $63 million increase at International Energy due to higher energy prices in Latin America (approximately $44 million) and increased ownership and resulting consolidation of Aguaytia (approximately $20 million).

For a more detailed discussion of operating revenues, see the segment discussions that follow.

Consolidated Operating Expenses

Three Months Ended March 31, 2006 as Compared to March 31, 2005. Consolidated operating expenses for the three months ended March 31, 2006 decreased $2,213 million, compared to the same period in 2005. This change was driven primarily by:

•	A $2,571 million decrease due to the deconsolidation of DEFS, effective July 1, 2005

Partially offsetting this decrease in expenses were:

•	A $279 million increase at Natural Gas Transmission due to new Canadian assets, primarily the Empress System (approximately $131 million), recovery of higher natural gas commodity costs (approximately $118 million), resulting from high natural gas prices passed through to customers without a mark-up at Union Gas, Canadian dollar foreign exchange impacts (approximately $44 million), partially offset by lower gas usage due to unseasonably warmer weather (approximately $67 million), and
•	A $38 million increase at International Energy primarily due to higher fuel prices and volumes in Latin America (approximately $18 million), and increased ownership and resulting consolidation of Aguaytia (approximately $13 million).

For a more detailed discussion of operating expenses, see the segment discussions that follow.

Consolidated Gains on Sales of Other Assets and Other, Net

Consolidated gains on sales of other assets and other, net for the three months ended March 31, 2006 increased $26 million, compared to the same period in 2005. The increase was due primarily to a $23 million gain on the settlement of a customer’s transportation contracts at Natural Gas Transmission.

Consolidated Operating Income

Consolidated operating income for the three months ended March 31, 2006 increased $81 million, compared to the same period in 2005. Increased operating income was primarily driven by an approximate $230 million negative impact to operating income during the three months ended March 31, 2005 related to the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk. This favorable variance for the three months ended March 31, 2006 as compared to the same period in the prior year was partially offset by impacts of the deconsolidation of DEFS, effective July 1, 2005. Other drivers to operating income are discussed above.

For more detailed discussions, see the segment discussions that follow.

Consolidated Other Income and Expenses, net

Consolidated other income and expenses, net for the three months ended March 31, 2006 decreased $1,149 million, compared to the same period in 2005. The decrease was due primarily to the $1,239 million pre-tax gains recorded in 2005, associated with the sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP, as discussed above, partially offset by an increase of approximately $130 million in equity in earnings of unconsolidated affiliates primarily due to the deconsolidation of DEFS starting July 1, 2005.

Consolidated Interest Expense

Consolidated interest expense for the three months ended March 31, 2006 decreased $45 million, compared to the same period in 2005. This decrease was due primarily to the deconsolidation of DEFS.

Consolidated Minority Interest Expense

Consolidated minority interest expense for the three months ended March 31, 2006 decreased $405 million, compared to the same period in 2005. The decrease primarily resulted from the 2005 gain associated with the sale of TEPPCO GP and the impact of deconsolidation of DEFS, as discussed above.

Consolidated Income Tax Expense from Continuing Operations

Consolidated income tax expense from continuing operations for the three months ended March 31, 2006 decreased $202 million, compared to the same period in 2005. The decrease primarily resulted from lower earnings, due primarily to the 2005 gains associated with the sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP as discussed above. The effective tax rate for the first quarter 2006 was 42.9% compared to 37.3% for the same period in 2005. The increase in the effective tax rate is due to losses generated by Spectra Energy Capital entities for which Spectra Energy Capital does not receive a tax benefit as these losses flow-through to Old Duke Energy as a result of Spectra Energy Capital being a pass-through entity for U.S. income tax purposes.

Consolidated Loss from Discontinued Operations, net of tax

Consolidated loss from discontinued operations, net of tax for the three months ended March 31, 2006 increased $14 million, compared to the same period in 2005. Loss from discontinued operations was $74 million for the first quarter 2006 and $60 million for the first quarter 2005. The loss for the first quarter 2006 includes an approximate $100 million after-tax loss associated with certain contract terminations at DENA and an approximate $12 million after-tax loss associated with an allowance recorded against a receivable from Norsk Hydro The loss in first quarter 2005 includes a $21 million pre-tax gain related to DENA’s sale of its Grays Harbor facility. As a result of the DENA and Spectra Energy Capital pass-through, the above mentioned losses do not include certain income tax expenses (approximately $70 million for the first quarter 2006) and income tax benefits (approximately $60 million for the first quarter 2005) associated with DENA’s merchant generation facilities which were recognized at Old Duke Energy.

Segment Results

Management evaluates segment performance based on earnings before interest and taxes from continuing operations, after deducting minority interest expense related to those profits (EBIT). On a segment basis, EBIT excludes discontinued operations, represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Cash, cash equivalents and short-term investments are managed centrally by Spectra Energy Capital, so the gains and losses on foreign currency remeasurement, and interest and dividend income on those balances, are excluded from the segments’ EBIT. Management considers segment EBIT to be a good indicator of each segment’s operating performance from its continuing operations, as it represents the results of Spectra Energy Capital’s ownership interest in operations without regard to financing methods or capital structures.

Spectra Energy Capital’s segment EBIT may not be comparable to a similarly titled measure of another company because other entities may not calculate EBIT in the same manner. Segment EBIT is summarized in the following table, and detailed discussions follow.

EBIT by Business Segment

	Three Months Ended March 31,
	2006	2005
	(in millions)
Natural Gas Transmission	$438	$411
Field Services(b)	144	919
International Energy	87	68
Crescent	42	52

Total reportable segment EBIT	711	1,450
Other	(39)	(95)

Total reportable segment and other EBIT	672	1,355
Interest expense	(175)	(220)
Interest income and other(a)	21	1

Consolidated earnings from continuing operations before income taxes	$518	$1,136

(a)	Includes interest income, foreign currency transaction gains and losses, additional minority interest expense not allocated to the segment results and intersegment eliminations.
(b)	In July 2005, Old Duke Energy caused a Spectra Energy Capital subsidiary to complete the previously announced agreement with ConocoPhillips to reduce Spectra Energy Capital’s ownership interest in DEFS from 69.7% to 50%. Field Services segment data includes DEFS as a consolidated entity for the three month period ended March 31, 2005 and as an equity method investment for the three months ended March 31, 2006.

The amounts discussed below include intercompany transactions that are eliminated in the Consolidated Financial Statements.

Natural Gas Transmission

	Three Months Ended March 31,
	2006	2005	Increase (Decrease)
	(in millions, except where noted)
Operating revenues	$1,474	$1,191	$283
Operating expenses	1,068	789	279
Gains on sales of other assets and other, net	29	2	27

Operating income	435	404	31
Other income and expenses, net	12	16	(4)
Minority interest expense	9	9	—

EBIT	$438	$411	$27

Proportional throughput, TBtu(a)	963	1,056	(93)

(a)	Trillion British thermal units. Revenues are not significantly impacted by pipeline throughput fluctuations since revenues are primarily composed of demand charges.

Three Months Ended March 31, 2006 as Compared to March 31, 2005

Operating Revenues. The increase was driven primarily by:

•	A $166 million increase due to new Canadian assets, primarily the Empress System, higher processing revenues as a result of commodity prices, and U.S. business expansion
•	A $118 million increase from recovery of higher natural gas commodity costs, resulting from higher natural gas prices passed through to customers without a mark-up at Union Gas. This revenue increase is offset in expenses.
•	A $55 million increase due to foreign exchange rates favorably impacting revenues from the Canadian operations as a result of the strengthening Canadian dollar (partially offset by currency impacts to expenses)
•	A $4 million increase from completed and operational pipeline expansion projects in the United States, partially offset by
•	An $85 million decrease in gas distribution revenues at Union Gas primarily resulting from lower gas usage due to unseasonably warmer weather.

Operating Expenses. The increase was driven primarily by:

•	A $159 million increase due to new Canadian assets, primarily gas purchase cost associated with the Empress System, U.S. expansion project provisions in 2006 and increased transmission and storage operation expenses
•	A $118 million increase related to increased natural gas prices at Union Gas. This amount is offset in revenues
•	A $44 million increase caused by foreign exchange impacts (offset by currency impacts to revenues, as discussed above), partially offset by
•	A $67 million decrease in gas purchase costs, primarily resulting from lower gas usage due to unseasonably warmer weather.

Gain on sale of other assets and other, net. The increase was driven primarily by a $23 million gain on the settlement of a customer’s transportation contracts and a $5 million gain on the sale of Stone Mountain assets.

Other Income and expenses, net. The decrease was driven primarily by a $5 million construction fee received from an affiliate as a result of the successful completion of the Gulfstream Natural Gas System LLC (Gulfstream), 50% owned by Spectra Energy Capital, Phase II project in 2005.

EBIT. The increase in EBIT was due primarily to the gain on settlement of a customer’s transportation contracts, U.S. Business Expansion projects and strengthening Canadian currency, partially offset by the 2005 Gulfstream success fee and warmer weather at Union Gas.

Field Services

	Three Months Ended March 31,
	2006	2005	Increase (Decrease)
	(in millions, except where noted)
Operating revenues	$—	$2,658	$(2,658)
Operating expenses	2	2,573	(2,571)
Gains on sales of other assets and other, net	—	2	(2)

Operating (loss) income	(2)	87	(89)

Equity in earnings of unconsolidated affiliates(a)	146	—	146
Other income and expenses, net	—	1,251	(1,251)
Minority interest expense	—	419	(419)

EBIT(a)	$144	$919	$(775)

Natural gas gathered and processed/transported, TBtu/d(b)	6.9	6.7	0.2
NGL production, MBbl/d(c)	357	360	(3)
Average natural gas price per MMBtu(d),(e)	$8.98	$6.27	$2.71
Average NGL price per gallon(e)	$0.89	$0.73	$0.16

(a)	Includes Spectra Energy Capital’s 50% equity in earnings of DEFS net income subsequent to the deconsolidation of DEFS effective July 1, 2005. Results of DEFS for the three months ended March 31, 2005 are presented on a consolidated basis.
(b)	Trillion British thermal units per day
(c)	Thousand barrels per day
(d)	Million British thermal units. Average price based on NYMEX Henry Hub
(e)	Does not reflect results of commodity hedges.

In July 2005, Old Duke Energy caused a Spectra Energy Capital subsidiary to complete the transfer of a 19.7% interest in DEFS to ConocoPhillips, Spectra Energy Capital’s co-equity owner in DEFS, which reduced Spectra Energy Capital’s ownership interest in DEFS from 69.7% to 50% (the DEFS disposition transaction) and resulted in Spectra Energy Capital and ConocoPhillips becoming equal 50% owners in DEFS. As a result of the DEFS disposition transaction, Spectra Energy Capital deconsolidated its investment in DEFS and subsequently has accounted for DEFS as an investment utilizing the equity method of accounting.

Three months ended March 31, 2006 as Compared to March 31, 2005

Operating Revenues. The decrease was due to the DEFS disposition transaction and subsequent deconsolidation of DEFS.

Operating Expenses. The decrease was due to the DEFS disposition transaction and subsequent deconsolidation of DEFS. Operating expenses for the three months ended March 31, 2005 were impacted by approximately $120 million of losses recognized due to the reclassification of pre-tax unrealized losses in AOCI as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk, which were previously accounted for as cash flow hedges.

Equity in Earnings of Unconsolidated Affiliates. The increase is due to Spectra Energy Capital’s 50% of equity in earnings of DEFS’ net income for the three months ended March 31, 2006. DEFS’ earnings during the three months ended March 31, 2006 have continued to be favorably impacted by increased commodity prices as compared to the prior period as well as a gain on sale of assets to an unrelated third party during the three months ended March 31, 2006 (of which Spectra Energy Capital’s 50% share was approximately $14 million). These increases have been partially offset by higher operating costs and pipeline integrity work for the three months ended March 31, 2006.

Other Income, net of expenses. The decrease is due to the DEFS disposition transaction and subsequent deconsolidation of DEFS. During the three months ended March 31, 2005, DEFS had a pre-tax gain on the sale of its wholly-owned subsidiary, TEPPCO GP, the general partner of TEPPCO LP of $1.1 billion, and Spectra Energy Capital had a pre-tax gain on the sale of its limited partner interest in TEPPCO LP of approximately $97 million. TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP were each sold to Enterprise GP Holdings LP, an unrelated third party.

Minority Interest Expense. The decrease was due to the DEFS disposition transaction and subsequent deconsolidation of DEFS. Minority interest expense for the three months ended March 31, 2005 was due primarily to the gain on the sale of TEPPCO GP to Enterprise GP Holdings LP for approximately $1.1 billion, as discussed above.

EBIT. The decrease in EBIT resulted primarily from the gain on sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP during the three months ended March 31, 2005 and the DEFS disposition transaction, which reduced Spectra Energy Capital’s ownership interest in DEFS from 69.7% to 50%. These decreases were partially offset by increased commodity prices for the three months ended March 31, 2006 as compared to the prior period, a gain on sale of assets to an unrelated third party, and charges related to Spectra Energy Capital’s discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk during the three months ended March 31, 2005. As a result of the discontinuance of hedge accounting treatment, approximately $120 million of pre-tax unrealized losses in AOCI related to these contracts were recognized by Spectra Energy Capital in the first three months of 2005.

Supplemental Data

Below is supplemental information for DEFS operating results for the three months ended March 31, 2006:

Three Months Ended March 31, 2006
(in millions)
Operating revenues	$3,309
Operating expenses	2,994

Operating income	315
Other income, net of expenses	8
Interest expense, net	31
Income tax expense	1

Net income	$291

International Energy

	Three Months Ended March 31,
	2006	2005	Increase (Decrease)
	(in millions, except where noted)
Operating revenues	$231	$168	$63
Operating expenses	157	119	38

Operating income	74	49	25
Other income and expenses, net	20	21	(1)
Minority interest expense	7	2	5

EBIT	$87	$68	$19

Sales, GWh	4,998	4,535	463
Proportional megawatt capacity in operation	3,988	4,139	(151)

Three Months Ended March 31, 2006 as Compared to March 31, 2005

Operating Revenues. The increase was primarily driven by:

•	A $21 million increase in El Salvador due to higher energy prices and a favorable change in regulatory price bid methodology
•	A $20 million increase in Peru due to increased ownership and resulting consolidation of Aguaytia (See Note 7 to the Consolidated Financial Statements, “Acquisitions and Dispositions”)
•	A $14 million increase in Brazil mainly due to favorable exchange rates and higher average energy prices, and
•	A $9 million increase in Argentina primarily due to higher energy prices and slightly increased generation.

Operating Expenses. The increase was primarily driven by:

•	A $18 million increase in El Salvador due primarily to higher fuel prices and increased fuel volumes as a result of increased generation
•	A $13 million increase in Peru due to increased ownership and resulting consolidation of Aguaytia (See Note 7 to the Consolidated Financial Statements, “Acquisitions and Dispositions”), and
•	A $6 million increase in Brazil mainly due to unfavorable exchange rates, partially offset by lower general and administrative expense.

Minority Interest Expense. The increase was primarily driven by increase in Peru due to increased ownership and resulting consolidation of Aguaytia (See Note 7 to the Consolidated Financial Statements, “Acquisitions and Dispositions”).

EBIT. The increase was due primarily to higher energy prices in El Salvador and Argentina and favorable exchange rates in Brazil.

Crescent

	Three Months Ended March 31,
	2006	2005	Increase (Decrease)
	(in millions)
Operating revenues	$71	$64	$7
Operating expenses	61	51	10
Gains on sales of investments in commercial and multi-family real estate	26	42	(16)

Operating income	36	55	(19)
Other income and expenses, net	8	—	8
Minority interest expense	2	3	(1)

EBIT	$42	$52	$(10)

Three Months Ended March 31, 2006 as Compared to March 31, 2005

Operating Revenues. The increase was driven primarily by an $8 million increase in residential developed lot sales due to increased sales at the Palmetto Bluff project in Bluffton, South Carolina.

Operating Expenses. The increase was driven primarily by a $4 million increase in the cost of residential developed lot sales associated with the increased developed lot sales noted above along with a $4 million increase in corporate administrative expense due to increased incentive compensation accruals tied to budgeted operating results.

Gains on Sales of Investments in Commercial and Multi-Family Real Estate. The decrease was driven primarily by a $16 million reduction in legacy land sales due to several large tract sales closed in the first quarter of 2005.

Other Income, net of expenses. The increase is primarily due to approximately $5 million of equity earnings from a new residential joint venture in Austin, Texas along with an approximate $2 million gain from the sale of an interest in a portfolio of commercial office buildings.

EBIT. As discussed above, the decrease in EBIT was driven primarily by the decrease in legacy land sales in the first quarter of 2006 as compared to the first quarter of 2005.

Other

	Three Months Ended March 31,
	2006	2005	Increase (Decrease)
	(in millions)
Operating revenues	$150	$50	$100
Operating expenses	197	193	4
Gains on sales of other assets and other, net	5	3	2

Operating loss	(42)	(140)	98
Other income and expenses, net	(1)	44	(45)
Minority interest benefit	(4)	(1)	(3)

EBIT	$(39)	$(95)	$56

During the third quarter of 2005, the Board of Directors of Old Duke Energy authorized and directed management to execute the sale or disposition of substantially all of DENA’s remaining assets and contracts outside the Midwestern United States and certain contractual positions related to the Midwestern assets. As a result of this exit plan, DENA’s continuing operations (which primarily include the operations of the Midwestern generation assets, DENA’s remaining Southeastern operations related to the assets which were disposed of in 2004, the remaining operations of Duke Energy Trading and Marketing, LLC (DETM), and certain general and administrative costs) are classified in Other. In April 2006, DENA’s Midwestern assets were transferred to Duke Energy Ohio and, in connection with the transfer, Spectra Energy Capital and Duke Energy Ohio entered into an arrangement through April 2016, unless otherwise extended by the parties, whereby Spectra Energy Capital will reimburse Duke Energy Ohio in the event of certain cash shortfalls that may result from Duke Energy Ohio’s ownership of the Midwestern assets.

Three Months Ended March 31, 2006 as Compared to March 31, 2005

Operating Revenues. The increase was driven primarily by an approximate $110 million increase as a result of the prior year impact of realized and unrealized mark-to-market losses on certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk which were accounted for as Operating Revenues prior to the deconsolidation of DEFS, effective July 1, 2005.

Operating Expenses. The increase was driven primarily by:

•	A $6 million increase due primarily to higher charges for liabilities associated with mutual insurance companies, and
•	A $5 million increase associated with merger costs to achieve in 2006.

Other Income and Expenses, net. The decrease was partially due to a $24 million net loss resulting from realized and unrealized mark-to-market impacts in 2006 of certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk which are recorded in Other income and expenses, net on the Consolidated Statements of Operations subsequent to the deconsolidation of DEFS, effective July 1, 2005. The decrease was also due to a $24 million decrease in management fees charged to Duke Energy Carolinas, an unconsolidated affiliate of Spectra Energy Capital (see Note 16 to the Consolidated Financial Statements, “Member’s Equity and Related Party Transactions”).

EBIT. The increase was due primarily to the realized and unrealized mark-to-market impact of certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk and a favorable impact of approximately $10 million due to stronger period over period results at DENA’s continuing operations. Partially offsetting these favorable results were higher operating expenses, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

Operating Cash Flows

Net cash provided by operating activities increased $13 million for the three months ended March 31, 2006 compared to the same period in 2005. This change was driven primarily by:

•	The settlement of the payable to Barclays (approximately $600 million) in 2006, offset by
•	Collateral received by Spectra Energy Capital (approximately $540 million) during 2006 from Barclays

(For additional information on the above, see Note 10 to the Consolidated Financial Statements, “Discontinued Operations and Assets Held for Sale”)

Investing Cash Flows

Cash flows provided by investing activities decreased $931 million for the three months ended March 31, 2006 compared to the same period in 2005. This change was driven primarily by:

•	Approximately $1.2 billion in proceeds received in 2005 from the sale of TEPPCO GP and Spectra Energy Capital’s interest in TEPPCO LP
•	An approximate $175 million increase in 2006 capital and investment expenditures, primarily due to an increase in investments in real estate at Crescent of approximately $120 million and a $71 million purchase of the remaining interest in the Bridgeport facility at DENA, partially offset by
•	Approximately $370 million in net purchases (net of sales and maturities) of marketable securities at DEFS in 2005, which was deconsolidated effective July 1, 2005.

Financing Cash Flows and Liquidity

Net cash used in financing activities decreased $764 million for the three months ended March 31, 2006, compared to the same period in 2005. This change was driven primarily by:

•	A $750 million distribution to Old Duke Energy in 2005, partially offset by an approximate $90 million advance to Old Duke Energy in 2006
•	An approximate $130 million decrease in redemptions of Long-term debt in 2006, primarily at DENA

Significant Financing Activities. During the three months ended March 31, 2006, Spectra Energy Capital’s consolidated credit capacity decreased by $200 million due to the termination of a $100 million one-year bi-lateral credit facility and a $100 million 364-day bi-lateral credit facility.

In December 2004, Spectra Energy Capital reached an agreement to sell its partially completed Grays Harbor power generation facility to an affiliate of Invenergy LLC. In 2004, Spectra Energy Capital terminated its capital lease with the dedicated pipeline which would have transported natural gas to Grays Harbor. As a result of this termination, approximately $94 million was paid by Spectra Energy Capital in January 2005.

On March 1, 2005, redemption notices were sent to the bondholders of the $100 million PanEnergy 8.625% bonds due in 2025. These bonds were redeemed on April 15, 2005 at a redemption price of 104.03 or approximately $104 million.

Available Credit Facilities and Restrictive Debt Covenants. Spectra Energy Capital’s debt and credit agreements contain various financial and other covenants. Failure to meet those covenants beyond applicable grace periods could result in accelerated due dates and/or termination of the agreements. As of March 31, 2006, Spectra Energy Capital was in compliance with those covenants. In addition, credit agreements may allow for acceleration of payments or termination of the agreements due to nonpayment, or in some cases, due to the acceleration of other significant indebtedness of the borrower or some of its subsidiaries. None of the debt or credit agreements contain material adverse change clauses.

Credit Ratings. The credit ratings of Spectra Energy Capital and its subsidiaries were unchanged through March 31, 2006 as disclosed in “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Liquidity and Capital Resources” in Spectra Energy Capital’s Annual Report on Form 10-K, including amendments, for the year ended December 31, 2005.

During March 2006, Moody’s Investor’s Service (Moody’s) placed the rating of Spectra Energy Capital under review for possible upgrade. During April 2006, Moody’s concluded their review and upgraded the credit ratings of Spectra Energy Capital and Texas Eastern Transmission, LP one ratings level each to their respective ratings disclosed in the table below. Moody’s concluded their ratings action with a stable outlook for Spectra Energy Capital and Texas Eastern Transmission, LP.

During April 2006, S&P also made ratings changes subsequent to the consummation of Old Duke Energy’s previously announced merger with Cinergy. S&P changed the credit rating for Spectra Energy Capital up one ratings level as disclosed in the table below. S&P concluded its actions placing Spectra Energy Capital and all of its subsidiaries on stable outlook.

The following table summarizes the May 1, 2006 credit ratings from the agencies retained by Spectra Energy Capital to rate its securities, its principal funding subsidiaries and its trading and marketing subsidiary DETM.

Credit Ratings Summary as of May 1, 2006

	Standard and Poor’s	Moody’s Investor Service	Dominion Bond Rating Service
Spectra Energy Capital, LLC(a)	BBB	Baa2	Not applicable
Texas Eastern Transmission, LP(a)	BBB	Baa1	Not applicable
Westcoast Energy Inc.(a)	BBB	Not applicable	A(low)
Union Gas(a)	BBB	Not applicable	A
Maritimes & Northeast Pipeline, LLC(b)	A	A2	A
Maritimes & Northeast Pipeline, LP(b)	A	A2	A
Duke Energy Trading and Marketing, LLC(c)	BBB-	Not applicable	Not applicable

(a)	Represents senior unsecured credit rating
(b)	Represents senior secured credit rating
(c)	Represents corporate credit rating

Spectra Energy Capital’s credit ratings are dependent on, among other factors, the ability to generate sufficient cash to fund capital and investment expenditures and balance distributions to its parent company, while maintaining the strength of its current balance sheet. If, as a result of market conditions or other factors, Spectra Energy Capital is unable to maintain its current balance sheet strength, or if its earnings and cash flow outlook materially deteriorates, Spectra Energy Capital’s credit ratings could be negatively impacted.

Spectra Energy Capital and its subsidiaries are required to post collateral under derivatives and other marketing contracts. Typically, the amount of the collateral is dependent upon Spectra Energy Capital’s economic position at points in time during the life of a contract and the credit rating of the subsidiary (or its guarantor, if applicable) obligated under the collateral agreement. Business activity by DENA generates the majority of Spectra Energy Capital’s collateral requirements. DENA conducts business throughout the United States and Canada through Duke Energy North America LLC and its 100% owned affiliates Duke Energy Marketing America, LLC (DEMA) and Duke Energy Marketing Canada Corp (DEMC). DENA also participates in DETM. During the third quarter of 2005, the Board of Directors of Old Duke Energy authorized and directed management to execute the sale or disposition of substantially all of DENA’s remaining assets and contracts outside the Midwestern United States.

On November 18, 2005, Spectra Energy Capital announced it signed an agreement to transfer substantially all of the DENA portfolio of derivatives contracts to Barclays. Under the agreement, Barclays acquired substantially all of DENA’s outstanding gas and power derivatives contracts which essentially eliminated Spectra Energy Capital’s credit, collateral, market and legal risk associated with DENA’s derivative trading positions effective on the date of signing. Substantially all of the underlying contracts have either already transferred (approximately 95% of portfolio) or will transfer to Barclays over a period of months.

A reduction in DETM’s credit rating to below investment grade as of March 31, 2006 would have resulted in Spectra Energy Capital posting additional collateral of up to approximately $90 million. Additionally, in the event of a reduction in DETM’s credit rating to below investment grade, collateral agreements may require the segregation of cash held as collateral to be placed in escrow. As of March 31, 2006, Spectra Energy Capital would have been required to escrow approximately $130 million of such cash collateral held if DETM’s credit rating had been reduced to below investment grade. Amounts above reflect Spectra Energy Capital’s 60% ownership of DETM and the allocation of collateral to DENA for contracts executed by DETM on its behalf.

A reduction in the credit rating of Spectra Energy Capital to below investment grade as of March 31, 2006 would have resulted in Spectra Energy Capital posting additional collateral of up to approximately $330 million. Additionally, in the event of a reduction in Spectra Energy Capital’s credit rating to below investment grade, certain interest rate and foreign exchange swap agreements may require settlement payments due to termination of the agreements. As of March 31, 2006, Spectra Energy Capital could have been required to pay an immaterial amount in such settlement payments if Spectra Energy Capital’s credit rating had been reduced to below investment grade. Spectra Energy Capital would fund any additional collateral requirements through a combination of cash on hand and the use of credit facilities.

A majority of the additional collateral requirements stated above relate to the contracts that are in process of being transferred to Barclays. Any additional posting requirements, for these contracts, as a result of downgrade of DETM or Spectra Energy Capital rating below investment grade would be reimbursed by Barclays.

If credit ratings for Spectra Energy Capital or its affiliates fall below investment grade there is likely to be a negative impact on its working capital and terms of trade that is not possible to quantify fully in addition to the posting of additional collateral and segregation of cash described above.

Other Financing Matters. As of March 31, 2006, Spectra Energy Capital and its subsidiaries had effective SEC shelf registrations for up to $592 million in gross proceeds from debt and other securities. Additionally, as of March 31, 2006, Spectra Energy Capital had access to 200 million Canadian dollars (approximately U.S. $172 million) available under the Canadian shelf registrations for issuances in the Canadian market. In April 2006, an additional 500 million Canadian dollars (approximately U.S. $430 million) was added to the amount available under Canadian shelf registrations. A shelf registration is effective in Canada for a 25-month period. The 200 million and 500 million Canadian dollars available under Canadian shelf registrations expire in July 2006 and May 2008, respectively.

Off-Balance Sheet Arrangements

During the first quarter of 2006, there were no material changes to Spectra Energy Capital’s off-balance sheet arrangements. For information on Spectra Energy Capital’s off-balance sheet arrangements, see “Off-Balance Sheet Arrangements” in Spectra Energy Capital’s Annual Report on Form 10-K, including amendments, for the year-ended December 31, 2005.

Contractual Obligations

Spectra Energy Capital enters into contracts that require cash payment at specified periods, based on specified minimum quantities and prices. During the first quarter of 2006, there were no material changes in Spectra Energy Capital’s contractual obligations. For an in-depth discussion of Spectra Energy Capital’s contractual obligations, see “Contractual Obligations” and “Quantitative and Qualitative Disclosures about Market Risk” in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Spectra Energy Capital’s Annual Report on Form 10-K, including amendments, for the year-ended December 31, 2005.

OTHER ISSUES

For additional information on other issues related to Spectra Energy Capital, see Note 13 to the Consolidated Financial Statements, “Regulatory Matters.”

New Accounting Standards

The following new accounting standards have been issued, but have not yet been adopted by Spectra Energy Capital as of March 31, 2006:

Statement of Financial Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” In February 2006, the FASB issued FAS No. 155, “Accounting for Certain Hybrid Financial

Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. This Statement is effective January 1, 2007. Spectra Energy Capital does not anticipate the adoption of SFAS No. 155 will have any material impact on its consolidated results of operations, cash flows or financial position.

SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” In March 2006, the FASB issued FAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement requires recognition of a servicing asset or liability when an entity enters into arrangements to service financial instruments in certain situations. Such servicing assets or servicing liabilities are required to be initially measured at fair value, if practicable. SFAS No. 156 also allows an entity to subsequently measure its servicing assets or servicing liabilities using either an amortization method or a fair value method. This Statement is effective January 1, 2007. Spectra Energy Capital does not anticipate the adoption of SFAS No. 156 will have any material impact on its consolidated results of operations, cash flows or financial position.

FASB Staff Position (FSP) No. FIN 46 (R)-6, “Determining the Variability to Be Considered In Applying Interpretation No. 46(R)” In April 2006, the FASB staff issued FSP No. FIN 46 (R)-6 to address how to determine the variability to be considered in applying FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (VIE). The variability that is considered in applying Interpretation 46(R) affects the determination of whether the entity is a variable interest entity, which interests are variable interests in the entity, and which party, if any, is the primary beneficiary of the VIE. The variability affects the calculation of expected losses and expected residual returns. This Statement is effective July 1, 2006. Spectra Energy Capital does not anticipate the adoption of FSP No. FIN 46 (R)-6 will have any material impact of its consolidated results of operations, cash flows or financial position.

FSP No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event” In February 2006, the FASB staff issued FSP No. 123(R)-4 to address the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. The guidance amends SFAS 123(R). FSP 123(R)-4 provides that cash settlement features that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not require classifying the option or similar instrument as a liability until it becomes probable that the event will occur. FSP 123(R)-4 applies only to options or similar instruments issued as part of employee compensation arrangements. The guidance in FSP 123(R)-4 is effective for Spectra Energy Capital as of April 1, 2006. Spectra Energy Capital adopted SFAS 123(R) as of January 1, 2006 (see Note 2 to the Consolidated Financial Statements, “Stock Based Compensation”). The adoption of FSP No. FAS 123(R)-4 did not have a material impact on Spectra Energy Capital’s consolidated statement of operations, cash flows or financial position.

Subsequent Events

For information on subsequent events related to basis of presentation, acquisitions and dispositions, discontinued operations and assets held for sale, business segments, and related party transactions, see Notes 1, 7, 10, 11, and 16, respectively.

Subsequent events have not been otherwise modified or updated from those presented in Spectra Energy Capital’s Form 10-Q for the quarterly period ended March 31, 2006, except for the following sections discussed below:

•	Acquisitions and Dispositions—Cinergy
•	Acquisitions and Dispositions—Gas Spin
•	Acquisitions and Dispositions—Crescent
•	Discontinued Operations—Other/DENA
•	Impairments and Other Charges—DEI

Acquisitions and Dispositions—Cinergy. On April 3, 2006, Duke Energy completed its previously announced merger with Cinergy. See Note 1 for more information. In conjunction with the merger, Duke Energy transferred the operations of Duke Energy Merchants, LLC and Duke Energy Merchant Finance, LLC (collectively DEM) to Spectra Energy Capital, Spectra Energy Capital transferred the operations of its wholly-owned captive insurance subsidiary, Bison Insurance Company Limited (Bison), to Duke Energy and Spectra Energy Capital indirectly transferred to Duke Energy Ohio, a subsidiary of Cinergy, its ownership interest in DENA’s Midwestern assets.

In connection with the transfer of the Midwestern assets, Spectra Energy Capital transferred to Duke Energy Ohio approximately $1.6 billion of assets at their carrying value and approximately $0.1 billion of liabilities at their carrying value, for a net transfer of approximately $1.5 billion. In connection with the transfer of DENA’s Midwestern assets, Spectra Energy Capital and Duke Energy Ohio entered into an arrangement through April 2016, unless otherwise extended by the parties, whereby Spectra Energy Capital will reimburse Duke Energy Ohio in the event of certain cash shortfalls that may result from Duke Energy Ohio’s ownership of the Midwestern assets.

As a result of Duke Energy’s merger with Cinergy, Spectra Energy Capital and its subsidiaries entered into a tax sharing agreement with Duke Energy, effective April 1, 2006, where the separate return method is used to allocate income taxes to the subsidiaries based on the results of their operations. The accounting for income taxes essentially represents the income taxes that Spectra Energy Capital would incur if Spectra Energy Capital were a separate company filing its own tax return as a C-Corporation. Prior to entering into this tax sharing agreement, Spectra Energy Capital and Duke Energy Americas (DEA) were pass-through entities for U.S. income tax purposes. As a result, on April 1, 2006, all deferred taxes related to Spectra Energy Capital and DEA, which previously flowed through to Spectra Energy Capital’s parent, Duke Energy, were reinstated, resulting in an increase in Member’s Equity of approximately $37 million.

Acquisitions and Dispositions—Gas Spin. In conjunction with the spin off of its gas operations, on January 1, 2007, Duke Energy contributed all of its member’s equity in Duke Capital LLC to Spectra Energy Corp (Spectra Energy). Duke Capital LLC then changed its name to Spectra Energy Capital. On January 2, 2007, Duke Energy distributed all of the common stock of Spectra Energy to the stockholders of Duke Energy. After the distribution, Spectra Energy Capital became a direct wholly-owned subsidiary of Spectra Energy and holds substantially all of the assets and liabilities of Duke Energy’s former natural gas transmission and storage, distribution, and gathering and processing business. In anticipation of these events, on December 30, 2006, Spectra Energy Capital distributed certain subsidiaries not related to the gas business to Duke Energy, including Duke Energy International, Crescent, DENA and its 60% ownership interest in DETM.

In connection with these transactions, Spectra Energy entered into agreements with Duke Energy that set forth the terms and conditions and provide a framework for Spectra Energy’s relationship with Duke Energy after the distribution. These agreements generally provide that liabilities related to businesses and operations that have been transferred to Duke Energy will be the responsibility of Duke Energy, and Spectra Energy will be responsible for liabilities related to businesses and operations retained by Spectra Energy. Additionally, Spectra Energy provided an indemnification to Duke Energy for amounts paid by Duke Energy under guarantees of Spectra Energy subsidiaries that were formerly owned by Duke Energy. Such Duke Energy guarantees became third party guarantees upon Duke Energy’s distribution of Spectra Energy.

Acquisitions and Dispositions—Crescent. On September 7, 2006, an indirect wholly owned subsidiary of Spectra Energy Capital closed an agreement to create a joint venture of Crescent (the Crescent JV) with Morgan Stanley Real Estate Fund V U.S., L.P. (MSREF) and other affiliated funds controlled by Morgan Stanley (collectively the MS Members). Under the agreement, the Spectra Energy Capital subsidiary contributed all of the membership interests in Crescent to a newly-formed joint venture, which was ascribed an enterprise value of approximately $2.1 billion as of December 31, 2005. In conjunction with the formation of the Crescent JV, the joint venture, Crescent and Crescent’s subsidiaries entered into a credit agreement with third party lenders under which Crescent borrowed approximately $1.23 billion, of which approximately $1.19 billion was immediately distributed to Spectra Energy Capital. Immediately following the debt transaction, the MS Members collectively acquired a 49% membership interest in the Crescent JV from Spectra Energy Capital for a purchase price of approximately $415 million. The MS Members 49% interest reflects a 2% interest in the Crescent JV issued by the joint venture to the President and Chief Executive Officer of Crescent which is subject to forfeiture if the executive voluntarily leaves the employment of the Crescent JV within a three year period. Additionally, this interest can be put back to the Crescent JV after three years or possibly earlier upon the occurrence of certain events at an amount equal to 2% of the fair value of the Crescent JV’s equity as of the put date. Therefore, the Crescent JV will accrue the obligation related to the put as a liability over the three year forfeiture period. Accordingly, Spectra Energy Capital has an effective 50% ownership in the equity of the Crescent JV for financial reporting purposes.

In conjunction with this transaction, Spectra Energy Capital recognized a pre-tax gain on the sale of approximately $250 million during September 2006. As a result of the Crescent transaction, Spectra Energy Capital no longer controls the Crescent JV and on September 7, 2006 deconsolidated its investment in Crescent and subsequently will account for its investment in the Crescent JV utilizing the equity method of accounting. The combination of Spectra Energy Capital’s reduction in ownership and the increased interest expense at the Crescent JV as a result of the debt transaction, the impacts of which will be reflected in Spectra Energy Capital’s future equity earnings, will likely significantly impact the amount of equity earnings of the Crescent JV that Spectra Energy Capital will recognize in future periods. Since the Crescent JV will capitalize interest as a component of project costs, the impacts of the interest expense on Spectra Energy Capital’s equity earnings will be recognized as projects are sold by the Crescent JV.

Discontinued Operations—Other (DENA). In January 2006, a Spectra Energy Capital subsidiary signed an agreement with LS Power to purchase DENA’s remaining fleet of power generation assets outside the Midwest (see Note 12 for additional information). In May 2006, the transaction with LS Power closed and total proceeds from the sale were approximately $1.6 billion, including certain working capital adjustments.

In conjunction with the exit plan, additional charges of approximately $700 million had been incurred from the announcement date through September 30, 2006. Management does not anticipate any additional material charges related to the DENA exit plan.

Impairments and Other Charges—DEI. In the second quarter of 2006, International Energy recorded a $55 million other-than-temporary impairment charge related to an investment in Compañía de Servicios de Compresión de Campeche, S.A. de C.V. (Campeche), a natural gas compression facility in the Cantarell oil field in the Gulf of Mexico. Campeche project revenues are generated from the gas compression services agreement (GCSA) with the Mexican National Oil Company (PEMEX). The current GCSA expired on October 26, 2006 and a nine month extension was executed on November 2, 2006. In the second quarter of 2006, based on ongoing discussions with PEMEX, it was determined that there was a limited future need for Campeche’s gas compression services. Management of International Energy determined that it is probable that the Campeche investment will ultimately be sold or the GCSA will be renewed for a significantly lower rate. An other-than-temporary impairment loss was recorded to reduce the carrying value to management’s best estimate of realizable value. The charges consist of a $17 million impairment of the carrying value of the equity method investment, which has been classified within (Losses) Gains on Sales and Impairments of Equity Investments in the Consolidated Statements of Operations for the nine months ended September 30, 2006, and a $38 million reserve against notes receivable from Campeche, which has been classified within Operations, Maintenance and Other in the Consolidated Statements of Operations for the nine months ended September 30, 2006. The facility ownership will transfer to PEMEX in August 2007. The carrying value of the note at September 30, 2006 was $17 million, which is management’s best estimate of the net realizable value of the note receivable from Campeche.

In conjunction with the Sonatrach/Sonatrading arbitration described in Note 14, the tribunal issued its award on damages on November 30, 2006. Duke LNG was awarded approximately $23 million for Sonatrach’s breach of its shipping obligations. Sonatrach and Sonatrading were awarded a smaller but unspecified amount that will, when calculated, be substantially less than the $23 million awarded to Duke LNG, and result ultimately in a net positive, but immaterial, award to Duke LNG.

In conjunction with the Citrus Litigation described in Note 14, the Court made rulings regarding the issues of fact and law that remain for trial, and the case is scheduled for a jury trial to commence in January 2007. In December 2006, Duke LNG made a settlement offer that was rejected by Citrus. It is not possible to predict the ultimate outcome of the Citrus matter. In December 2006, Spectra Energy Capital will recognize a reserve in the amount of $45 million.

In December 2006, Duke Energy and Spectra Energy Capital have had discussions with a potential buyer of their assets in Bolivia. Such discussions to sell the Bolivian assets are subject to a binding agreement between the parties, which is expected in the near future; however, based upon the sales price included in these discussions, management of Duke Energy and Spectra Energy Capital anticipate recognizing a pretax impairment of the Bolivian assets in December 2006 in the amount of approximately $30 million.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

For an in-depth discussion of Spectra Energy Capital’s market risks, see “Management’s Discussion and Analysis of Quantitative and Qualitative Disclosures about Market Risk” in Spectra Energy Capital’s Annual Report on Form 10-K, including amendments, for the year ended December 31, 2005.

Commodity Price Risk

Spectra Energy Capital is exposed to the impact of market fluctuations in the prices of natural gas, electricity, NGLs and other energy-related products marketed and purchased as a result of its ownership of energy related assets, remaining proprietary trading contracts, and interests in structured contracts classified as undesignated. Spectra Energy Capital employs established policies and procedures to manage its risks associated with these market fluctuations using various commodity derivatives, including forward contracts, futures, swaps and options.

Spectra Energy Capital’s largest commodity exposure is due to market price fluctuations of NGLs primarily in the Field Services segment and, to a lesser extent, in the Natural Gas Transmission segment. Based on a sensitivity analysis as of March 31, 2006, it was estimated that price changes of fifteen cents per gallon and sixteen cents per gallon in the price of NGLs (net of related hedges and an equivalent price change in crude oil) would have a corresponding effect on pre-tax income of approximately $120 million and $130 million, respectively, over the next 12 months. Comparatively, a fifteen cent price change sensitivity analysis as of December 31, 2005 would have impacted pre-tax income by approximately $105 million over the next 12 months. The increase is due primarily to the NGL production after December 31, 2006 being included in the March 31, 2006 sensitivity which is currently not hedged.

Normal Purchases and Normal Sales. During 2005, the Board of Directors of Old Duke Energy authorized and directed management to execute the sale or disposition of substantially all of DENA’s remaining physical and commercial assets outside the Midwestern United States and certain contractual positions related to the Midwestern assets. As a result, Spectra Energy Capital recognized a pre-tax loss of approximately $1.9 billion in 2005 for the disqualification of its power and gas forward sales contracts previously designated under the normal purchases normal sales exception. This loss is partially offset by the recognition of a pre-tax gain of approximately $1.2 billion for the discontinuance of hedge accounting for natural gas and power cash flow hedges. In April 2006, Spectra Energy Capital transferred to Duke Energy Ohio the Midwestern generation assets of DENA, representing approximately 3,600 megawatts of power generation, and combined with Cinergy’s commercial operations will provide a sustainable business model for these assets in the region (see Note 7 to the Consolidated Financial Statements, “Acquisitions and Dispositions,” for further details on the completed Cinergy merger).

Trading and Undesignated Contracts. The risk in the mark-to-market portfolio is measured and monitored on a daily basis utilizing a Value-at-Risk model to determine the potential one-day favorable or unfavorable Daily Earnings at Risk (DER) as described below. DER is monitored daily in comparison to established thresholds. Other measures are also used to limit and monitor risk in the trading portfolio on monthly and annual bases. These measures include limits on the nominal size of positions and periodic loss limits.

DER computations are based on historical simulation, which uses price movements over an eleven day period. The historical simulation emphasizes the most recent market activity, which is considered the most relevant predictor of immediate future market movements for natural gas, electricity and other energy-related products. DER computations use several key assumptions, including a 95% confidence level for the resultant price movement and the holding period specified for the calculation. Spectra Energy Capital’s DER amounts for commodity derivatives recorded using the mark-to-market model of accounting are shown in the following table.

Daily Earnings at Risk

	March 31, 2006 One-Day Impact on Pre-tax Income from Continuing and Discontinued Operations for 2006 (a)	Estimated Average One- Day Impact on Pre-tax Income from Continuing and Discontinued Operations for First Quarter 2006 (a)	Estimated Average One- Day Impact on Pre-tax Income from Continuing and Discontinued Operations for 2005 (a)	High One-Day Impact on Pre-tax Income from Continuing and Discontinued Operations for First Quarter 2006 (a)	Low One-Day Impact on Pre-tax Income from Continuing and Discontinued Operations for First Quarter 2006 (a)
	(in millions)
Calculated DER	$1	$6	$10	$13	$1

(a)	DER measures the mark-to-market portfolio’s impact on earnings. While this calculation includes both trading and undesignated contracts, the trading portion, as defined by EITF Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and for Contracts Involved in Energy Trading and Risk Management Activities,” is not material.

The DER figures above do not include the hedges which were de-designated as a result of the transfer of 19.7% of Spectra Energy Capital’s interest in DEFS to ConocoPhillips (see Note 12 to the Consolidated Financial Statements, “Risk Management Instruments”). The calculated consolidated DER at March 31, 2006 consists of approximately $1 million related to discontinued operations and less than a million related to continuing operations. DER has decreased since December 31, 2005 due to the continued wind down of DENA.

Credit Risk

Credit risk represents the loss that Spectra Energy Capital would incur if a counterparty fails to perform under its contractual obligations. To reduce credit exposure, Spectra Energy Capital seeks to enter into payment netting agreements with counterparties that permit Spectra Energy Capital to offset receivables and payables with such counterparties. Spectra Energy Capital attempts to further reduce credit risk with certain counterparties by entering into agreements that enable Spectra Energy Capital to obtain collateral or to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events. Spectra Energy Capital may, at times, use credit derivatives or other structures and techniques to provide for third-party credit enhancement of Spectra Energy Capital’s counterparties’ obligations.

Spectra Energy Capital’s principal customers for power and natural gas marketing and transportation services are industrial end-users, marketers, local distribution companies and utilities located throughout the U.S., Canada and Latin America. Spectra Energy Capital has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers and marketers throughout these regions. These concentrations of customers may affect Spectra Energy Capital’s overall credit risk in that risk factors can negatively impact the credit quality of the entire sector. Where exposed to credit risk, Spectra Energy Capital analyzes the counterparties’ financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of those limits on an ongoing basis.

In 1999, the Industrial Development Corp of the City of Edinburg, Texas (IDC) issued approximately $100 million in bonds to purchase equipment for lease to Duke Hidalgo (Hidalgo), a subsidiary of Spectra Energy Capital. Spectra Energy Capital unconditionally and irrevocably guaranteed the lease payments of Hidalgo to IDC through 2028. In 2000, Hidalgo was sold to Calpine Corporation and Spectra Energy Capital remained obligated under the lease guaranty. In January 2006, Hidalgo and its subsidiaries filed for bankruptcy protection in connection with the previous bankruptcy filing by its parent, Calpine Corporation in December 2005. Gross exposure under the guarantee obligation as of March 31, 2006 is approximately $200 million, which includes principal and interest. Spectra Energy Capital does not believe a loss under the guarantee obligation is probable as of March 31, 2006, but continues to evaluate the situation. Therefore, no reserves have been recorded for any contingent loss as of March 31, 2006. No demands for payment of principal or interest have been made under the guarantee. If future losses are incurred under the guarantee, Spectra Energy Capital has certain rights which should allow it to mitigate such loss.